  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1994

                                                 REGISTRATION NO. 33-52109
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                               ----------------
                             CECO HOLDING COMPANY
            (Exact name of registrant as specified in its charter)
                               ----------------
         Illinois                        6719                Applied For
      (State or other        (Primary Standard Industrial (I.R.S. Employer
       jurisdiction          Classification Code Number) Identification No.)
    of incorporation or
       organization)

              37th Floor                          John C. Bukovski
       10 South Dearborn Street                    Vice President
          Post Office Box 767                   CECo Holding Company
     Chicago, Illinois 60690-0767                    37th Floor
            (312) 394-4321                    10 South Dearborn Street
   (Address, including zip code, and             Post Office Box 767
telephone number, including area code,      Chicago, Illinois 60690-0767
  of registrant's principal executive              (312) 394-3117
               offices)                  (Name, address, including zip code,
                                        and telephone number, including area
                                             code, of agent for service)
                                  Copies to:
                             R. Todd Vieregg, P.C.
                                Sidley & Austin
                           One First National Plaza
                            Chicago, Illinois 60603
                                (312) 853-7470
                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger ("Merger") of CECo Merging Corporation with and into Commonwealth Edison Company pursuant to the Merger Agreement described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE OFFERING PRICE  REGISTRATION
       REGISTERED          REGISTERED    PER UNIT (1)        (1)         FEE (2)
- -----------------------------------------------------------------------------------
Common Stock, without     216,200,000      $26.875     $5,810,375,000 $2,017,542.41
 par value.............      Shares
- -----------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, based upon the market value of the shares of Commonwealth Edison Company Common Stock to be converted in the Merger ($26.875 per share, which is the average of the high and low sales prices of a share of Commonwealth Edison Company Common Stock on the New York Stock Exchange, Inc. Composite Tape on March 10, 1994).

(2) The registrant paid $2,013,557.41 of the registration fee when it initially filed the Registration Statement on January 31, 1994 registering 215,770,000 shares of its Common Stock, based on the market value per share of $27.0625 on January 25, 1994. The registrant is paying the balance of the indicated registration fee of $3,985.00 concurrently with the filing of this Pre-Effective Amendment No. 1 registering an additional 430,000 shares of the registrant's Common Stock, based on the market value per share of $26.875 on March 10, 1994. See Note (1) above.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                EXPLANATORY NOTE

  The number of shares of CECo Holding Company Common Stock to be issued in the conversion of Commonwealth Edison Company Common Stock in the Merger described herein cannot be precisely determined at the time this Registration Statement becomes effective because shares of Commonwealth Edison Company Common Stock may be issued thereafter and until the effective time of the Merger under the Commonwealth Edison Company Employe Savings and Investment Plan and Employe Stock Purchase Plan, upon conversion of its $1.425 Convertible Preferred Stock and currently outstanding Warrants or otherwise. This Registration Statement covers a number of shares of CECo Holding Company Common Stock which is estimated to be at least as large as the number of shares of Commonwealth Edison Company Common Stock which is expected to be outstanding at the effective time of the Merger. See the undertaking in Item 22(5) in Part II of this Registration Statement.

                              CECO HOLDING COMPANY

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

       FORM S-4--ITEM NO. AND CAPTION                 PROSPECTUS AND PROXY STATEMENT
       ------------------------------                 ------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
 1. Forepart of Registration Statement and
    Outside Front Cover Page of Prospectus...  Facing Page of Registration Statement;
                                                Cross Reference Sheet; Outside Front Cover
                                                Page of Prospectus
 2. Inside Front and Outside Back Cover Pages
    of Prospectus............................  Available Information; Incorporation of
                                                Certain Information by Reference; Table of
                                                Contents
 3. Risk Factors, Ratio of Earnings to Fixed
    Charges and Other Information............  Summary of Restructuring Proposal; Outside
                                                Front Cover Page of Prospectus; Item B.
                                                Corporate Restructuring Plan--Certain
                                                Considerations
 4. Terms of the Transaction.................  Summary of Restructuring Proposal;
                                                Corporate Restructuring Plan
 5. Pro Forma Financial Information .........  Not Applicable
 6. Material Contacts with the Company Being
    Acquired.................................  Not Applicable
 7. Additional Information Required for
    Reoffering by Persons and Parties Deemed
    to be Underwriters.......................  Not Applicable
 8. Interests of Named Experts and Counsel...  Not Applicable
 9. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities..............................  Not Applicable
B.  INFORMATION ABOUT THE REGISTRANT
10. Information with Respect to S-3
    Registrants..............................  Not Applicable
11. Incorporation of Certain Information by
    Reference................................  Not Applicable
12. Information with Respect to S-2 or S-3
    Registrants..............................  Not Applicable
13. Incorporation of Certain Information by
    Reference................................  Not Applicable
14. Information with Respect to Registrants
    Other Than S-2 or S-3 Registrants........  Not Applicable
C.  INFORMATION ABOUT THE COMPANY BEING
    ACQUIRED
15. Information with Respect to S-3
    Companies................................  Incorporation of Certain Information by
                                                Reference
16. Information with Respect to S-2 or S-3
    Companies................................  Not Applicable
17. Information with Respect to Companies
    Other than S-2 or S-3 Companies..........  Not Applicable

       FORM S-4--ITEM NO. AND CAPTION                 PROSPECTUS AND PROXY STATEMENT
       ------------------------------                 ------------------------------
D.  VOTING AND MANAGEMENT INFORMATION
18. Information if Proxies, Consents or
    Authorizations Are to be Solicited.......  Incorporation of Certain Information by
                                                Reference; Introduction--Voting;
                                                Introduction--Security Ownership of
                                                Certain Beneficial Owners and Management;
                                                Corporate Restructuring Plan--Rights of
                                                Dissenting Shareholders; Item A. Election
                                                of Directors; Item B. Corporate
                                                Restructuring Plan--Management; Proxy
                                                Statement
19. Information if Proxies, Consents or
    Authorizations Are Not to be Solicited in
    an Exchange Offer........................  Not Applicable

LOGO
      COMMONWEALTH EDISON

      10 SOUTH DEARBORN STREET
      P.O. BOX 767
      CHICAGO, ILLINOIS 60690-0767

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 10, 1994

  The regular annual meeting of shareholders of Commonwealth Edison Company ("Edison") will be held in the Grand Ballroom of the Chicago Hilton and Towers, 720 South Michigan Avenue, Chicago, Illinois, on Tuesday, May 10, 1994, at 10:30 A.M., Chicago time, for the following purposes, which are described in the accompanying Proxy Statement, and to transact such other business as may properly be brought before the meeting:

  Item A: To elect a Board of eleven Directors.

  Item B: To consider and act upon approval of an Agreement and Plan of Merger, a copy of which is attached as Exhibit A to the accompanying Proxy Statement, pursuant to which CECo Merging Corporation, a subsidiary of CECo Holding Company ("Holding Company"), will be merged into Edison, with the result that Edison will become a subsidiary of Holding Company, and the holders of Edison Common Stock will become the holders of Holding Company Common Stock.

  Item C: To consider and act upon a proposed Amendment to the Edison
          Restated Articles of Incorporation, as amended, to limit the liability of Edison Directors and to provide for indemnification by Edison of its Directors, officers, employes and agents.

  Item D: To consider and act upon approval of the appointment by the Edison
          Board of Directors of Arthur Andersen & Co., independent public accountants, as Auditors for 1994.

  Shareholders of record on the books of Edison at 4:00 P.M., Chicago time, March 11, 1994, will be entitled to vote at the meeting.

  PLEASE FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

  IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS, FOR APPROVAL OF THE MERGER AGREEMENT, FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE EDISON RESTATED ARTICLES OF INCORPORATION AND FOR APPOINTMENT OF ARTHUR ANDERSEN & CO. AS AUDITORS.

                                          David A. Scholz
                                          Secretary

March   , 1994

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

      PRELIMINARY PROSPECTUS AND PROXY STATEMENT DATED MARCH 14, 1994

                                PROXY STATEMENT
                                      FOR
                          COMMONWEALTH EDISON COMPANY

                                   PROSPECTUS
                                      FOR
                              CECO HOLDING COMPANY
                                  COMMON STOCK

  This Prospectus, including the Proxy Statement forming a part hereof, has been prepared in connection with the issuance of up to 216,200,000 shares of Common Stock, without par value, of CECo Holding Company, an Illinois corporation ("Holding Company"), (i) upon the consummation of the proposed merger of CECo Merging Corporation, an Illinois corporation ("Merging Corp."), which is a wholly-owned subsidiary of Holding Company, with and into Commonwealth Edison Company, an Illinois corporation ("Edison"), and (ii) under certain stock plans of Edison.

  At the effective time of such merger, each share of Edison Common Stock, $12.50 par value, will automatically be converted into and, without action on the part of the holder thereof, become one share of Common Stock, without par value, of Holding Company. The difference in par value will not affect the market value of such stock.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

  The executive offices of Holding Company are located at 10 South Dearborn Street, P.O. Box 767, Chicago, Illinois 60690-0767, and its telephone number at such address is (312) 394-4321.

  This Prospectus and Proxy Statement and the form of proxy were first mailed
to shareholders on or about March   , 1994.

                                  -----------

       The date of this Prospectus and Proxy Statement is March   , 1994.

  THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM DAVID A. SCHOLZ, SECRETARY, COMMONWEALTH EDISON COMPANY, 37TH FLOOR, 10 SOUTH DEARBORN STREET, POST OFFICE BOX 767, CHICAGO, ILLINOIS 60690-0767 (TELEPHONE NUMBER 312/394-8817). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 3, 1994.

                             AVAILABLE INFORMATION

  Edison is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by Edison can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Chicago, IL 60661 and Seven World Trade Center, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning Edison may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, IL and the Pacific Stock Exchange, 301 Pine Street, San Francisco, CA, the exchanges on which certain of Edison's securities are listed. Holding Company has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("1933 Act"), with respect to the shares of Holding Company common stock, without par value ("Holding Company Common Stock"), offered hereby. This Prospectus and Proxy Statement does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to such Registration Statement.

  Holding Company will become subject to the same informational requirements as Edison following the merger described in this Prospectus and Proxy Statement, and will file reports, proxy statements and other information with the SEC in accordance with the 1934 Act.

                               ----------------

  No person has been authorized to give any information or to make any representation not contained in this Prospectus and Proxy Statement in connection with the offer contained in this Prospectus and Proxy Statement, and, if given or made, such information or representation must not be relied upon as having been authorized.

  Neither the delivery of this Prospectus and Proxy Statement nor any distribution of shares of Holding Company Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of Edison or Holding Company since the respective dates as of which information is given herein.

                             REGISTRATION STATEMENT

  This Prospectus and Proxy Statement is a prospectus delivered in compliance with the 1933 Act with respect to the shares of Holding Company Common Stock offered hereby. A Registration Statement under the 1933 Act has been filed with the SEC, with respect to the shares of Holding Company Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus and Proxy Statement omits certain information contained in the Registration Statement on file with the SEC. The omitted information can be inspected and copied at the above-described reference facilities maintained by the SEC.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by Edison with the SEC (File No. 1-1839) are incorporated in this Prospectus and Proxy Statement by reference and made a part hereof:

    (a) The Edison Annual Report on Form 10-K for the year ended December 31, 1992 ("1992 Form 10-K");

    (b) The Edison Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1993 (the "March 31, 1993 Form 10-Q"), June 30, 1993 (the "June 30, 1993 Form 10-Q") and September 30, 1993 (the "September 30, 1993 Form 10-Q"); and

    (c) The Edison Current Reports on Form 8-K dated January 28, 1993 (the "January 28, 1993 Form 8-K"), May 21, 1993, September 24, 1993 and January 28, 1994 (the "January 28, 1994 Form 8-K").

  All documents subsequently filed by Edison pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Prospectus and Proxy Statement and prior to the termination of the offer made by this Prospectus and Proxy Statement, shall be deemed to be incorporated in this Prospectus and Proxy Statement by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus and Proxy Statement shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained in this Prospectus and Proxy Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus and Proxy Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.

  Edison will provide without charge to each person, including any beneficial owner, to whom this Prospectus and Proxy Statement is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus and Proxy Statement by reference, other than certain exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus and Proxy Statement incorporates. Such requests should be directed to David A. Scholz, Secretary, Commonwealth Edison Company, 37th Floor, 10 South Dearborn Street, Post Office Box 767, Chicago, IL 60690-0767 (telephone number 312/394-8817).

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary of Restructuring Proposal.........................................    5
Introduction..............................................................    9
  Solicitation and Revocation of Proxies..................................    9
  Manner and Cost of Solicitation.........................................    9
  Voting..................................................................    9
  Security Ownership of Certain Beneficial Owners and Management..........   10
Item A. Election of Directors.............................................   12
  Nominees................................................................   12
  Additional Information Concerning Board of Directors....................   14
  Executive Compensation..................................................   16
    Summary Compensation Table............................................   16
    Service Annuity System Plan...........................................   17
    Employment Agreement..................................................   18
    Compensation Committee Report on Executive Compensation...............   18
  Shareholder Return Performance..........................................   22
Item B. Corporate Restructuring Plan......................................   23
  Reasons for the Restructuring...........................................   23
  Certain Considerations..................................................   25
  Merger Agreement........................................................   25
  Supplemental Agreement..................................................   26
  Required Regulatory Approvals...........................................   26
  Illinois Public Utilities Act...........................................   26
  Transfer of Edison Assets to Holding Company............................   27
  Dividend Policy.........................................................   28
  Treatment of Preferred and Preference Stock.............................   28
  Possible Minority Interest..............................................   28
  Amendment or Termination................................................   29
  Rights of Dissenting Shareholders.......................................   29
  Effectiveness of the Restructuring......................................   31
  Exchange of Stock Certificates..........................................   31
  Federal Income Tax Consequences.........................................   31
  Listing of Holding Company Common Stock.................................   32
  Regulation of Holding Company...........................................   32
  Management..............................................................   32
  Holding Company Capital Stock...........................................   32
  Comparative Shareholders' Rights........................................   33
  Stock Plans.............................................................   34
  Transfer Agent and Registrar............................................   34
  Edison Common Stock Market Prices and Dividends.........................   35
  Edison Preferred Stock and Edison Preference Stock Market Information...   35
  Legal Opinions..........................................................   36
  Experts.................................................................   36
Item C. Amendment of the Edison Restated Articles of Incorporation........   36
  Background..............................................................   37
  Text of the Proposed Amendment..........................................   37
  Reasons for the Proposed Amendment......................................   37
  Effect of the Proposed Amendment........................................   38
Item D. Approval of Auditors..............................................   38
Transaction of Other Business.............................................   39
Exhibit A--Agreement and Plan of Merger...................................  A-1
Exhibit B--Supplemental Agreement.........................................  B-1
Exhibit C--Articles of Incorporation of CECo Holding Company..............  C-1
Exhibit D--Provisions of the Illinois Business Corporation Act Relating to
        Rights of Dissenting Shareholders.................................  D-1

                       SUMMARY OF RESTRUCTURING PROPOSAL

  The following is a summary of certain information regarding the restructuring proposal contained or incorporated by reference in this Prospectus and Proxy Statement and is qualified in its entirety by the more detailed information contained or incorporated by reference herein.

PROPOSED RESTRUCTURING

  Holding Company has been organized to become the holding company for, and the direct owner of, Edison and a newly formed subsidiary of Edison named "CECo Enterprises Inc." ("CECo Enterprises"). The formation of the holding company structure will be achieved by the merger ("Merger") of a newly formed subsidiary of Holding Company, Merging Corp., into Edison. In the Merger, the holders of Edison Common Stock, par value $12.50 per share ("Edison Common Stock"), immediately prior to the Merger will become the holders of Holding Company Common Stock immediately after the Merger, and immediately after the Merger Holding Company will become the sole holder of Edison Common Stock.

  Holders of Edison $1.425 Convertible Preferred Stock, without par value ("Edison Preferred Stock"), Edison Cumulative Preference Stock, without par value ("Edison Preference Stock"), and Warrants will continue to hold such Stock and Edison Warrants following the Merger, which will not change any rights of such holders. After the Merger, the Edison Preferred Stock and Warrants will continue to be convertible only into shares of Edison Common Stock, and not into Holding Company Common Stock. See "Treatment of Preferred and Preference Stock" and "Possible Minority Interest."

  Edison is principally engaged in the production, purchase, transmission, distribution and sale of electricity to approximately 3.3 million customers. Its electric service territory has an area of approximately 11,540 square miles and an estimated population of 8.1 million, and includes the city of Chicago, an area of about 225 square miles with an estimated population of three million from which Edison derives approximately one-third of its ultimate consumer revenues.

  CECo Enterprises is a holding company which will have no assets other than those involved in its ownership of stock of its subsidiaries; currently, its only subsidiary is Northwind Inc., which was formed in 1993 to provide district cooling services to office and other buildings from central locations in Chicago. Northwind Inc. is currently seeking customers for its services, creating plans for its facilities and negotiating contracts to procure its business assets. On the day of the Merger, Edison will transfer the stock of CECo Enterprises to Holding Company. See "Transfer of Edison Assets to Holding Company."

  Holding Company will have no assets other than those involved in its ownership of stock of its subsidiaries, which at the effective time of the Merger will consist of all of the Edison Common Stock and the common stock of CECo Enterprises. Holding Company will conduct no business other than the ownership of the stock of its subsidiaries. The principal executive offices of Holding Company and Edison are located at 10 South Dearborn Street, Post Office Box 767, Chicago, Illinois 60690-0767, and their telephone number is 312-394-4321.

  Merging Corp. has nominal assets and has been formed for the sole purpose of effecting the Merger, at which time it will cease to exist.

  The following diagrams illustrate the present and proposed corporate structures of (i) Edison and its subsidiaries before the Merger and (ii) Holding Company and its subsidiaries following the Merger and the Edison transfer of CECo Enterprises to Holding Company. Edison will retain its other subsidiaries, which provide goods and services to Edison.

                               PRESENT STRUCTURE


                          Commonwealth Edison Company

               -------------------------------------------------

  Commonwealth Edison    -     CECo Enterprises Inc.      CECo Holding Company
Company of Indiana, Inc.
                                   Northwind Inc.             CECo Merging
                                                               Corporation
   Edison Development    -
        Company

   Cotter Corporation    -

  Commonwealth Research  -
      Corporation

     Concomber, Ltd.     -

   Edison Development    -
      Canada Inc.

                               PROPOSED STRUCTURE


                              CECo Holding Company

               -------------------------------------------------

  Commonwealth Edison                                CECo Enterprises Inc.
        Company
                                                          Northwind Inc.
- --------------------------

  Commonwealth Edison    -
  Company of Indiana,
          Inc.

   Edison Development    -
        Company

   Cotter Corporation    -

  Commonwealth Research  -
      Corporation

    Concomber, Ltd.      -

   Edison Development    -
      Canada Inc.

EXCHANGE OF CERTIFICATES

  It will not be necessary for shareholders to turn in their certificates for Edison Common Stock in exchange for certificates for Holding Company Common Stock. The certificates which presently represent outstanding shares of Edison Common Stock will automatically represent shares of Holding Company Common Stock following the effectiveness of the Merger. New certificates bearing the name of the Holding Company will be issued in the future, if, and as, certificates for presently outstanding shares of Edison Common Stock are presented for exchange or transfer.
STOCK EXCHANGE LISTINGS


  Holding Company will apply to list its Common Stock on the New York, Chicago and Pacific Stock Exchanges. It is expected that such listings will become effective on the effective date of the Merger, subject to the rules of such Exchanges. See "Listing of Holding Company Common Stock."
DIVIDEND POLICY


  Dividends on Holding Company Common Stock will depend primarily on the earnings, financial condition and capital requirements of Edison, and its ability to pay dividends on the Edison Common Stock owned by Holding Company. It is currently contemplated that Holding Company will initially pay quarterly dividends on Holding Company Common Stock at the same rate, and on approximately the same schedule, as dividends most recently have been paid on Edison Common Stock. See "Dividend Policy."
REASONS FOR THE RESTRUCTURING


  The management and the Board of Directors of Edison unanimously believe that the proposed restructuring is beneficial because it will permit affiliates of Edison to engage in non-utility businesses without the prior approval of, or being regulated by, the Illinois Commerce Commission. The restructuring is intended to permit timely responses to competitive activities which could adversely affect the Edison utility business, to insulate the Edison utility business from the business risks and obligations of other Holding Company subsidiaries, to provide financial flexibility and to facilitate capital allocation and managerial accountability. See "Reasons for the Restructuring."

CERTAIN CONSIDERATIONS

  Certain factors which should be considered in determining whether or not to vote to approve the Merger Agreement are discussed under "Item B. Corporate Re-structuring Plan--Certain Considerations."
VOTE REQUIRED

  Only holders of shares of Edison Common Stock, Edison Preferred Stock and Edison Preference Stock at 4:00 P.M., Chicago time, on March 11, 1994 ("Record Date"), will be entitled to notice of and to vote at the regular annual meeting to consider approval of the Merger Agreement to effect the restructuring. As of March 11, 1994, there were 213,794,559 shares of Edison Common Stock, 281,807 shares of Edison Preferred Stock and 13,789,839 shares of Edison Preference Stock outstanding. The affirmative votes of the holders of two-thirds of the outstanding shares of Edison Common Stock, Edison Preferred Stock and Edison Preference Stock, voting together as a single class, are required to approve the Merger Agreement. See "Voting."
REGULATORY APPROVALS


  Applications for approval of the restructuring have been filed with the SEC under the Public Utility Holding Company Act of 1935 ("1935 Act"), the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act and the Nuclear Regulatory Commission ("NRC") under the Atomic Energy Act. Amendments to the Illinois Public Utilities Act which became effective on July 13, 1993, permit the restructuring to occur without the prior approval of the Illinois Commerce Commission, subject to certain conditions. See "Required Regulatory Approvals" and "Illinois Public Utilities Act."

CERTAIN TAX CONSEQUENCES

  It is intended that the conversion of Edison Common Stock into Holding Company Common Stock in the Merger will not be taxable under Federal income tax laws, and it is a condition for the Merger to become effective that Edison receive either an opinion of counsel or a ruling from the Internal Revenue Service satisfactory to the Edison Board of Directors with respect to the Federal income tax consequences of the Merger. Edison has received a ruling concerning certain tax consequences of the Merger, and it has received an opinion of Sidley & Austin, counsel to Edison, with respect to certain other tax consequences of the Merger. See "Federal Income Tax Consequences."

RIGHTS OF DISSENTING SHAREHOLDERS

  The holders of Edison Common Stock, Edison Preferred Stock and Edison Preference Stock have the right to dissent from consummation of the Merger and, upon compliance with the procedural requirements of the Illinois Business Corporation Act, to receive the "fair value" of their shares if the Merger is effected. Any such holders electing to exercise their right of dissent must deliver to Edison before the vote is taken a written demand for payment of such holder's shares if the Merger is consummated, and not vote to approve the Merger Agreement. See "Rights of Dissenting Shareholders" and Exhibit D.

                                  INTRODUCTION

SOLICITATION AND REVOCATION OF PROXIES

  The Proxy Statement forming a part hereof is furnished in connection with the solicitation by the Board of Directors of Edison of proxies for use at the regular annual meeting of Edison shareholders to be held on May 10, 1994.

  Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to David A. Scholz, Secretary, Commonwealth Edison Company, 37th Floor, 10 South Dearborn Street, Post Office Box 767, Chicago, Illinois 60690-0767, execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the annual meeting will be voted at the meeting or at any adjournment thereof. A ticket is not required for attendance at the annual meeting; however, confirmation of stock ownership will be made prior to admission to the meeting.

  The Edison 1993 Annual Report, including financial statements, was mailed to each Edison shareholder on or about February 15, 1994.

MANNER AND COST OF SOLICITATION

  The cost of soliciting proxies will initially be borne by Edison. If the Merger becomes effective, Holding Company will reimburse Edison for all of the expenses it incurs in the restructuring, including the cost of soliciting proxies for approval of the Merger. See "Illinois Public Utilities Act." In addition to solicitation by mail, officers and employes of Edison may solicit proxies by telephone or in person. Edison has arranged for Morrow & Co., Inc. to assist in the solicitation of proxies, at an estimated cost (excluding reimbursement of out of pocket costs) of $25,000.

VOTING

  Shareholders of record on the books of Edison at 4:00 P.M., Chicago time, March 11, 1994, will be entitled to vote at the regular annual meeting. On March 11, 1994, there were 213,794,559 outstanding shares of Edison Common Stock, 281,807 outstanding shares of Edison Preferred Stock and 13,789,839 outstanding shares of Edison Preference Stock (issued in twelve series). Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, except that in the election of Directors each shareholder has the right to vote the number of shares owned by such shareholder for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of Directors to be elected multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates.

  The holders of a majority of the outstanding shares entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for the consideration of such matter at the meeting, except that the holders of two-thirds of the outstanding shares of Edison Common Stock, Edison Preferred Stock and Edison Preference Stock (a) entitled to vote on the proposal to approve the Agreement and Plan of Merger ("Merger Agreement") between Edison and Merging Corp., and represented in person or by proxy will constitute a quorum for the consideration of such proposal, and (b) entitled to vote on the proposed Amendment to the Edison Restated Articles of Incorporation and represented in person or by proxy will constitute a quorum for the consideration of such proposal.

  With respect to the election of Directors, a shareholder may mark the accompanying form of proxy to (i) vote for the election of all eleven nominees named in this Proxy Statement as Directors, (ii) withhold authority to vote for all such Director nominees or (iii) vote for the election of all such Director nominees other than any nominee with respect to whom the shareholder withholds authority to vote. Assuming that a quorum is present at the meeting, the eleven persons receiving the greatest number of votes shall be elected as Directors. Withholding authority to vote for a Director nominee will not prevent such Director nominee from being elected. The proxy holders will cumulate votes of shares represented by proxies only if a shareholder gives them specific written instructions to do so.

  With respect to the appointment of Auditors, a shareholder may mark the accompanying form of proxy to (i) vote for the matter, (ii) vote against the matter or (iii) abstain from voting on the matter. If a quorum to vote on such matter is present at the meeting, the affirmative vote of a majority of the shares of stock represented at the meeting and entitled to vote on such matter is required for approval of the Auditors.

  Under Illinois law, the affirmative votes of the holders of two-thirds of the outstanding shares of Edison Common Stock, Edison Preferred Stock and Edison Preference Stock, voting together as a single class, are required to approve
(i) the Merger Agreement, and (ii) the Amendment to the Edison Restated Articles of Incorporation.

  The shares represented by the proxy of each shareholder include shares owned by such shareholder and shares credited to such shareholder's account under the Edison Dividend Reinvestment and Stock Purchase Plan and Employe Savings and Investment Plan.

  Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to approval of the Merger Agreement or the proposed Amendment to the Edison Restated Articles of Incorporation. This is because the rules of the New York Stock Exchange do not permit a broker to vote shares held in street name with respect to such matters in the absence of instructions from the beneficial owner of such shares. The shares represented by broker proxies which are not voted with respect to any such matter will not be counted in determining whether a quorum is present for consideration of such matter and will not be considered represented at the meeting and entitled to vote on approval of such matter.

  The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted at the meeting and will be voted as directed in the proxies. IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS, FOR APPROVAL OF THE MERGER AGREEMENT, FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE EDISON RESTATED ARTICLES OF INCORPORATION AND FOR APPOINTMENT OF ARTHUR ANDERSEN & CO. AS AUDITORS. In the event any nominee for Director shall be unable to serve, which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

  Proxies marked to abstain from voting with respect to the Merger Agreement, the proposed Amendment to the Edison Restated Articles of Incorporation or the approval of Auditors will have the legal effect of voting against approval of such matter.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES NAMED IN ITEM A, FOR APPROVAL OF THE MERGER AGREEMENT AS DISCUSSED IN ITEM B, FOR APPROVAL OF THE AMENDMENT TO THE EDISON RESTATED ARTICLES OF INCORPORATION AS DISCUSSED IN ITEM C AND FOR APPOINTMENT OF ARTHUR ANDERSEN & CO. AS AUDITORS AS DISCUSSED IN ITEM D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table lists the beneficial ownership, as of December 31, 1993, of persons known to Edison to be the beneficial owner of more than five percent of Edison Common Stock. The table also lists the beneficial ownership, as of March 1, 1994 (except with respect to shares beneficially owned by executive officers under Edison's Employe Savings and Investment Plan, as to which beneficial ownership is reported as of December 31, 1993), of Edison Common Stock by each of the Directors, each of the executive officers named in the Summary Compensation Table on page 16 and the Edison Directors and executive officers as a group.

                          AMOUNT OF
                          BENEFICIAL
                          OWNERSHIP     PERCENT
                          OF COMMON       OF
NAME                        STOCK        CLASS
- ----                      ----------    -------
Wellington Management
 Company................  13,400,043(1)  6.27%
The Capital Group, Inc..  12,157,000(2)  5.69
Capital Research and
 Management Company.....  12,147,800(2)  5.68
Jean Allard.............       1,060        *
James W. Compton........       1,116        *
Sue L. Gin..............       1,000        *
Donald P. Jacobs........       2,044        *
George E. Johnson.......       1,100        *
Harvey Kapnick..........       4,000        *
Byron Lee, Jr.(3).......       2,866        *
Edward A. Mason.........       1,098        *
James J. O'Connor.......      16,747(4)     *
Frank A. Olson..........       1,000        *
Samuel K. Skinner.......       1,000        *
Lando W. Zech, Jr.......       3,000        *
Thomas J. Maiman........       1,128        *
Cordell Reed............       1,693(5)     *
Michael J. Wallace......       4,136(6)     *
Directors and executive
 officers as a group (30
 persons)...............      67,039(7)     *

- --------
*Less than one percent

(1) Wellington Management Company ("Wellington") is also an investment management company. According to their Schedule 13G dated February 10, 1994, Wellington exercises shared voting power with its investment counseling clients with respect to 654,800 shares and shared dispositive power with such clients with respect to 13,400,043 shares. Its address is 75 State Street, Boston, Massachusetts 02109.

(2) The Capital Group, Inc. ("Capital Group") is the parent company of several investment management companies, including Capital Research and Management Company ("CRMC"), and the shares reported as beneficially owned by it include the shares reported as beneficially owned by CRMC. According to their Schedule 13G dated February 11, 1994, Capital Group exercises sole voting power with respect to 9,200 shares and sole dispositive power with respect to 12,157,000 shares, and CRMC exercises sole dispositive power with respect to 12,147,800 shares (included within the total shares for Capital Group). Their address is 333 South Hope Street, Los Angeles, California 90071.
(3) Mr. Lee also beneficially owns 8 shares of Edison Preference Stock, representing less than one percent of such class.

(4) Includes 1,392 shares owned by family members.

(5) Includes 323 shares owned by spouse.

(6) Includes 357 shares held in custodial accounts for family members.

(7) Includes: 323 shares owned by spouse; 357 shares held in custodial accounts for family members; 1,166 shares jointly owned by spouse and in-law; 1,412 shares owned by family members; and 2,571 shares jointly owned with family members. Such persons also beneficially own 77 shares of Edison Preference Stock, representing less than one percent of such class.

                         ITEM A. ELECTION OF DIRECTORS

NOMINEES

  Admiral Lando W. Zech, Jr., whose current term as a Director expires at the 1994 annual meeting of shareholders, has reached the mandatory retirement age for Directors and is not standing for re-election. Admiral Zech has served as a Director since 1989. His contributions were many and are gratefully appreciated.

  Eleven Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The Board has decided that it is not necessary to fill the vacancy caused by the retirement of Admiral Zech at this time and, therefore, the number of Board members is being reduced from twelve to eleven. The nominees for Director, all of whom are now serving as Directors of Edison, are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director has been engaged in his or her present principal occupation for at least the past five years.

              JEAN ALLARD, age 69. Director since 1975. President of the Metropolitan Planning Council since October 1991. Partner in the law firm of Sonnenschein Nath & Rosenthal for more than five years prior to October 1991. Chair of Finance Committee and
[Photo] member of Compensation, Executive and Regulatory and Environmental Affairs Committees. Other directorships: Axel Johnson, Inc., LaSalle National Bank, LaSalle National Corporation, LaSalle National Trust, N.A. and LaSalle Talman FSB.



              JAMES W. COMPTON, age 55. Director since 1989. President and Chief Executive Officer of the Chicago Urban League. Chairman of
[Photo] Audit Committee and member of Compensation, Executive and Nominating Committees. Other directorships: Drexel National Bank, Independence Bank of Chicago and MATRA Transit, Inc.



              SUE L. GIN, age 52. Director since 1993. Founder, Owner,
[Photo] Chairman and Chief Executive Officer of Flying Food Fare, Inc. Member of Audit, Compensation and Finance Committees. Other directorship: Michigan National Bank.



              DONALD P. JACOBS, age 66. Director since 1979. Dean of the J. L. Kellogg Graduate School of Management, Northwestern University. Chairman of Regulatory and Environmental Affairs Committee and
[Photo] member of Compensation, Finance and Nominating Committees. Other directorships: First Chicago Corporation, The First National Bank of Chicago, Hartmarx Corp., Pet, Incorporated, UDC Homes, Inc., Unocal Corp. and Whitman Corp.

              GEORGE E. JOHNSON, age 66. Director since 1971. Chairman of Indecorp, Incorporated (holding company for Drexel National Bank
[Photo] and Independence Bank of Chicago). Founder and retired Chairman, Johnson Products Company, Inc. Member of Audit, Compensation and Nominating Committees. Other directorships: Drexel National Bank, Indecorp, Inc., Independence Bank of Chicago and Burrell Communications Group.



              HARVEY KAPNICK, age 68. Director since 1980. Vice Chairman of General Dynamics Corporation since April 1991. President of Kapnick Investment Co. Inc. from February 1989 to March 1991.
[Photo] Chairman of Compensation Committee and member of Audit, Finance and Regulatory and Environmental Affairs Committees. Other directorships: General Dynamics Corporation and Maytag Corporation.



              BYRON LEE, JR., age 64. Director since 1985. Retired. President and Chief Executive Officer of Nuclear Management and Resources
[Photo] Council (NUMARC) for more than five years prior to August 1992. Member of Finance and Nuclear Operations Committees. Other directorship: Canonie Environmental Services Corp.



              EDWARD A. MASON, age 69. Director since 1980. Retired. Vice President, Research, of Amoco Corporation for more than five
[Photo] years prior to July 1989. Chairman of Nuclear Operations Committee and member of Compensation and Regulatory and Environmental Affairs Committees. Other directorship: Symbollon Corporation.



              JAMES J. O'CONNOR, age 57. Director since 1978. Chairman of Edison. Chairman of Executive Committee and member of Nominating
[Photo] Committee. Other directorships: Corning Incorporated, First Chicago Corporation, The First National Bank of Chicago, Scotsman Industries, Inc., Tribune Company and UAL Corporation.

              FRANK A. OLSON, age 61. Director since 1992. Chairman and Chief Executive Officer of The Hertz Corporation. Chairman of
[Photo] Nominating Committee and member of Audit, Compensation and Regulatory and Environmental Affairs Committees. Other directorships: Becton, Dickinson and Company, Cooper Industries and UAL Corporation.

              SAMUEL K. SKINNER, age 55. Director since 1993. President of Edison since February 1993. General Chairman of the Republican National Committee from August 1992 to January 1993. Chief of
[Photo] Staff to the President of the United States from December 1991 to August 1992. Secretary of the United States Department of Transportation from February 1989 to December 1991. Member of Executive Committee. Other directorships: Chicago and North Western Holdings Corp. and LTV Corporation.



ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

  Compensation of Directors--Directors who are not employes of Edison receive an annual retainer of $20,000, a fee of $1,000 for each Board and Committee meeting attended and an additional annual retainer of $2,500 for chairing a Committee of the Board. Any non-employe Director who is also a member of the Nuclear Operations Committee receives an additional annual retainer of $5,000. Directors who are full-time employes of Edison receive no fees for service on the Board of Directors. Directors' fees may be deferred. Directors, who have never been an officer or an employe of Edison and who have attained at least age 65 and completed the required period of Board service, are eligible for retirement benefits upon retirement. Such benefits are paid to the retired Director or a surviving spouse for a period equal to such Director's years of service in an amount per year equal to the annual retainer for Board members as in effect at the time of payment.

  Audit Committee--The Audit Committee consists of five Directors who are not employes of Edison. Members serve three-year staggered terms. It is the responsibility of the Audit Committee to review with Edison's independent Auditors Edison's financial statements and the scope and results of such Auditors' examinations, to monitor the internal accounting controls and practices of Edison, to review the Annual Report to shareholders and to recommend the appointment, subject to shareholder approval, of independent Auditors. The Committee met two times during 1993. Members of the Committee are James W. Compton (Chairman), Sue L. Gin, George E. Johnson, Harvey Kapnick, and Frank A. Olson.

  Compensation Committee--The Compensation Committee consists of all Directors who are not and have never been employes of Edison. Members serve one-year terms. The Committee reviews management and executive compensation programs and administers awards under Edison's Deferred Compensation Plan, Management Incentive Compensation Plan and 1993 Long-Term Incentive Plan. The Committee met two times during 1993. Members of the Committee are Harvey Kapnick (Chairman), Jean Allard, James W. Compton, Sue L. Gin, Donald P. Jacobs, George
E. Johnson, Edward A. Mason, Frank A. Olson and Lando W. Zech, Jr.

  Executive Committee--The Executive Committee consists of five Directors. Members serve one-year terms. The remaining Directors constitute alternates to serve temporarily, in rotation, in place of any member unable to serve. The Committee has and may exercise all the authority of the Board of Directors when the Board is not in session, subject to limitations set forth in the By-Laws. The Committee met six times during 1993. Members of the Committee are James J. O'Connor (Chairman), Jean Allard, James W. Compton, Samuel K. Skinner and Lando W. Zech, Jr.

  Finance Committee--The Finance Committee consists of five Directors. Members serve one-year terms. The Committee reviews the scope and results of Edison's financing program. The Committee met three times during 1993. Members of the Committee are Jean Allard (Chair), Sue L. Gin, Donald P. Jacobs, Harvey Kapnick and Byron Lee, Jr.

  Nominating Committee--The Nominating Committee consists of five Directors, a majority of whom are not employes of Edison. Members serve one-year terms. The Committee reviews the qualifications of potential candidates and proposes nominees for Director to the Board. The Committee will consider nominees recommended by shareholders if such recommendations are submitted in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The recommendations should be addressed to the Nominating Committee, in care of the Secretary of Edison. Nominations also may be presented by shareholders at Edison's annual meeting of shareholders. The Committee met one time during 1993. Members of the Committee are Frank A. Olson (Chairman), James
W. Compton, Donald P. Jacobs, George E. Johnson and James J. O'Connor.

  Nuclear Operations Committee--The Nuclear Operations Committee consists of three Directors. Members serve one-year terms. The Committee reviews Edison's nuclear operations. The Committee met nine times during 1993. Members of the Committee are Edward A. Mason (Chairman), Byron Lee, Jr. and Lando W. Zech, Jr.

  Regulatory and Environmental Affairs Committee--The Regulatory and Environmental Affairs Committee consists of five Directors. Members serve one-year terms. The Committee reviews Edison's relationships with economic and environmental regulatory agencies and reviews matters involving Edison before such agencies. The Committee met four times in 1993. Members of the Committee are Donald P. Jacobs (Chairman), Jean Allard, Harvey Kapnick, Edward A. Mason and Frank A. Olson.

  Attendance at Meetings--During 1993, there were fifteen meetings of the Board of Directors. The average attendance of all incumbent Directors, expressed as a percent of the aggregate total of Board and Board Committee meetings in 1993, was 95%. Each incumbent Director attended at least 83% of the meetings of the Board and Board Committees of which the Director was a member.

EXECUTIVE COMPENSATION

  The following table sets forth certain information relating to the compensation during the past three calendar years of those persons who were, at December 31, 1993, the Chief Executive Officer and the other four most highly compensated executive officers of Edison.

SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION
                            ----------------------------    ALL OTHER
 NAMES AND PRINCIPAL        SALARY   BONUS  OTHER ANNUAL COMPENSATION(1)
       POSITION        YEAR    $       $         $              $
 -------------------   ---- ------   -----  ------------ ---------------
James J. O'Connor      1993 668,126 215,137       0           80,976
 Chairman (Chief       1992 739,084       0     --            77,476
 Executive Officer)    1991 662,738       0     --               --

Samuel K. Skinner(2)   1993 442,885 157,780       0          101,455
 President

Cordell Reed           1993 205,935  44,214     129           20,304
 Senior Vice President 1992 216,654       0     --            19,953
                       1991 205,227  10,261     --               --

Thomas J. Maiman       1993 196,555  42,200      78           17,633
 Senior Vice President 1992 199,249       0     --            16,079
                       1991 184,848  27,727     --               --

Michael J. Wallace     1993 190,209  30,178      44           10,395
 Senior Vice President 1992 169,023       0     --             9,046
                       1991 141,540   5,308     --               --

- --------

(1) Amounts shown include matching contributions made by Edison pursuant to the Edison Employe Savings and Investment Plan ("ESIP"), incremental interest earned on deferred compensation which is in excess of 120% of the corresponding Federal long-term rate and premiums and administrative service fees paid by Edison on behalf of the named individuals under various group life insurance plans. For the year 1993, contributions made to the ESIP amounted to $8,254, $8,255, $6,296, $6,448 and $6,300 on behalf of Messrs. O'Connor, Skinner, Reed, Maiman and Wallace, respectively. The amounts of incremental interest earned during 1993 on deferred compensation totaled $1,932, $62, $167 and $32 on behalf of Messrs. O'Connor, Reed, Maiman and Wallace, respectively. Premiums paid during 1993 for Split Dollar Life, Accidental Death and Travel Accident insurance policies for Messrs. O'Connor, Skinner, Reed, Maiman and Wallace, respectively, are as follows: $70,323, $420 and $47; $92,915, $247 and $38; $13,809, $121 and
    $16; $10,894, $108 and $16; and $3,944, $104 and $15. Edison is entitled to recover the premiums and administrative service fees from any amounts paid by the insurer on such Split Dollar Life policies and has retained a collateral interest in each policy to the extent of the premiums and administrative service fees paid with respect to such policy.

(2) Mr. Skinner became employed by Edison in February 1993.

SERVICE ANNUITY SYSTEM PLAN

  The following table sets forth the annual retirement benefits payable under the Service Annuity System Plan (including payments under the unfunded equalization benefit plan) to employes who retire at age 65 at stated levels of compensation and years of service at retirement (in 1994).

                               PENSION PLAN TABLE
- --------------------------------------------------------------------------------

 HIGHEST
  5-YEAR
 AVERAGE       ANNUAL NORMAL RETIREMENT BENEFITS AFTER SPECIFIED YEARS OF
 EARNINGS                               SERVICE*
 --------    --------------------------------------------------------------------
                15         20         25         30          35           40
             --------   --------   --------   --------   ----------   ----------
$  100,000   $ 35,410   $ 45,018   $ 53,967   $ 62,423   $   70,511   $   73,825
   200,000     70,821     90,036    107,934    124,847      141,023      147,649
   300,000    106,231    135,055    161,901    187,270      211,534      221,474
   400,000    141,641    180,073    215,868    249,693      282,046      295,298
   500,000    177,052    225,091    269,835    312,116      352,557      369,123
   600,000    212,462    270,109    323,802    374,540      423,069      442,948
   700,000    247,872    315,128    377,769    436,963      493,580      516,772
   800,000    283,283    360,146    431,736    499,386      564,092      590,597
   900,000    318,693    405,164    485,703    561,809      634,603      664,421
 1,000,000    354,103    450,182    539,670    624,233      705,114      738,246

- --------
*An employe may elect a marital annuity for a surviving spouse which would reduce the employe's normal retirement benefits. The amounts shown reflect certain assumptions as to total earnings, but do not reflect the reduction for Social Security benefits described below.

  Service Annuity System Plan--Edison maintains a non-contributory Service Annuity System Plan for all regular employes of Edison. The Plan provides benefits upon retirement at age 65 which are based upon years of service and percentages of the employe's (a) total earnings and (b) highest consecutive five-year average annual base pay, reduced by 25% (less one percentage point for each year of service less than 35 years) of the employe's estimated Social Security benefits. An employe may retire prior to attaining age 60 and generally will receive actuarially reduced benefits. A non-executive employe may work beyond age 65 with additional benefits accruing for earnings and service after age 65. Contributions to the Plan by Edison are based upon actuarial determinations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employe Retirement Income Security Act of 1974, as amended. The compensation used in the computation of annual retirement benefits under the Plan is substantially equivalent to the amount set forth in the Salary column of the Summary Compensation Table except that the amount set forth in the Bonus column is included in the computation of "total earnings." The compensation used in the computation of annual retirement benefits under the Plan is limited by the Internal Revenue Code as of January 1, 1994 to $150,000 for any one employe. Any reduction in the annual retirement benefits payable to management employes under the Plan as a result of any limitations imposed by the Internal Revenue Code is restored by an unfunded equalization benefit plan maintained by Edison. Thus, annual retirement benefits, as set forth in the Pension Plan Table above, are based on the amounts shown in the Salary and Bonus columns of the Summary Compensation Table, without limitation as a result of the application of the provisions of the Internal Revenue Code. Credited years of service under the Plan for the persons named in the Summary Compensation Table are as follows:
James J. O'Connor, 30 years; Samuel K. Skinner, 1 year; Cordell Reed, 33 years; Thomas J. Maiman, 28 years; and Michael J. Wallace, 19 years.

EMPLOYMENT AGREEMENT

  Edison has an agreement with Mr. Skinner providing for a base salary of $490,000 and an unfunded supplemental retirement benefit. The supplemental retirement benefit does not vest until the completion of five years of employment and, consequently, no benefit is presently available. The formula underlying the supplemental retirement benefit provides a benefit, together with any benefits payable under the Service Annuity System Plan and a social security supplement, equal to one-third of Mr. Skinner's highest base salary during the preceding five years, after five years of service, and increasing ratably annually to one-half of such salary after ten years. The agreement also provides for a severance payment equal to two years of base salary, payable over three years, and a three year continuation of health and life insurance benefits in the event that Mr. Skinner's employment is terminated by Edison for reasons other than death, fraud or willful misconduct. The severance payment is subject to reduction to the extent that Mr. Skinner receives compensation from another full-time employer during the payment period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of Commonwealth Edison Company has furnished the following report on executive compensation:

    Introduction--It is the policy of the Compensation Committee ("Committee") of the Board of Directors of Commonwealth Edison Company ("Company") to compensate executive officers based on their responsibilities, achievement of annual established goals and the Company's annual and long-term performance. The Committee believes that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance. The Committee also believes that the incentive compensation performance goals for executive management should be based on factors over which management has significant control and which are important to the Company's long-term success.

    In 1993, there were three major components of compensation applicable to the executive officers of Commonwealth Edison Company--cash salary, current compensation unit income and incentive compensation. Cash salary and current compensation unit income constitute "base salary" for purposes of the following discussion and represent the amounts included in the Salary column of the Summary Compensation Table on page 16.

    Base Salary Ranges--The process of determining the officers' base salary begins with establishing a salary range for each officer level. To establish salary ranges, salary levels at about twenty of the largest companies in the electric utility industry are reviewed. The salary data for these companies are taken from the Executive Compensation Survey prepared by the Edison Electric Institute, an independent electric utility trade organization. The Committee considers the median levels of base salary among such companies as a beginning reference point, on grounds that the basic duties and responsibilities associated with executive officer positions in the other utilities are similar to those in the Company. Judgment is then applied to reflect differences in the organization structure and responsibilities of executive officers at Commonwealth Edison, in the size and complexity of the Company's operations, and in the regulatory environment and competitive challenges faced by the Company.


    After considering these various factors with respect to 1993, the Compensation Committee recommended, and the Board approved, salary ranges which were 5% above 1992 levels.

    Finally, regarding comparisons with other companies, it should be noted that because of the differences discussed above between Commonwealth Edison and others in the group of twenty or so large utilities, that group is not used in the performance comparisons shown on page 22. The Dow Jones Utility Stock Index, which is a well-known and widely-followed utility index comprising a broader array of utility companies, including Commonwealth Edison, is used for those comparisons.

    Individual Base Salary Determinations--After salary ranges are established, the base salary of each officer is set within the applicable range based on a largely subjective assessment of the particular responsibilities and performance of such officer. The length of service and level of experience of each officer in his or her area of responsibility are also considered.

    Cash Salary--With respect to each officer other than the Chairman, the Chairman makes recommendations regarding cash salary. The recommendations are considered and discussed by the Compensation Committee in a private meeting with the Chairman. The Chairman's compensation is considered and discussed by the Committee without the Chairman present. The Committee then makes recommendations with respect to salary ranges and individual cash salaries for approval by the full Board.

    In view of corporate financial performance in 1992 and the significant financial uncertainties facing the Company at the outset of 1993, the Committee did not recommend to the Board any cash salary increases for executive officers for 1993. Only one officer, who was promoted during the year and given increased responsibilities, received a cash salary increase. The amounts shown for certain of the named executive officers under the Salary column of the Summary Compensation Table for 1993 are lower than 1992 due to the reduced compensation unit income that such officers received as a result of the dividend reduction that took effect on November 1, 1992.

    Current Compensation Unit awards--Current compensation units are awarded by the Committee under the provisions of the Company's Deferred Compensation Plan. As with cash salary, the Chairman, meeting privately with the Committee, makes recommendations regarding the award of current compensation units to individual executive officers; and the Committee, meeting without the Chairman, determines the award of such units, if any, to the Chairman. Current compensation units are awarded as a supplement to cash salary increases, based largely on subjective judgment as opposed to quantifiable performance measures, to recognize the special contributions of individual management personnel and to strengthen the bond between their interests and those of the Company and its shareholders. Under the Plan, the holder of current compensation units is entitled to current income equal to the dividend on one share of common stock for each unit held. Such income is paid on a quarterly basis, simultaneously with the payment of dividends, for the duration of employment.

    Upon retirement of any individual holding current compensation units, such units are converted into retirement compensation units. Retirement compensation units also pay income based on common stock dividends, but payments are generally subject to certain floor and ceiling amounts established at time of retirement. Income on retirement compensation units is payable for the remaining life of the recipient and, if the recipient is married at the time of retirement, the remaining life of the recipient's spouse. If an individual holding current compensation units resigns before retirement, compensation unit income ceases and the individual's entitlement to retirement compensation units is forfeited.

    For the same reasons that no cash salary increases were recommended by the Committee for 1993, the Committee did not award any new compensation units for payment in 1993 under the Company's Deferred Compensation Plan.


    1993 Incentive Compensation--The third major component of executive compensation in 1993 was payable under a Special 1993 Incentive Compensation Plan authorized by the Board in July, 1993. One element of the Plan was applicable to all employees (including executive officers) and allowed them to share in operation and maintenance expense savings to the extent that such expenses for the year 1993 were below budgeted amounts. Payments under this element of the Plan were based on a percentage of base salary, with the percentage to be determined by the extent of expense savings relative to budgeted amounts. Various levels of performance (threshold, target and maximum) were established for determining Plan payments. The threshold level of performance, which had to be achieved before any payment would be made, was an actual operation and maintenance expense amount at 1.0% ($20.7 million) below budget. At that level, payments for the executive officers were set at 5% of annual base salary for the Chairman and President, 3% for Senior Vice Presidents and 2.5% for all other executive officers. The target level was set at 2% ($41.4 million) below budget with related payments at 10%, 7% and 5% of annual base salary; and the maximum level was 3% ($62.1 million) below budget, with related payments at 15%, 10% and 7.5% of annual base salary. For performance exceeding the maximum level, it was determined that payments would be increased proportionately. Therefore, actual performance for the year, at 3.44% ($71 million) below budget, resulted in payments to the executive officers under this element of the Plan equal to 17.2%, 11.47% and 8.6% of annual base salary for the Chairman and President, the Senior Vice Presidents, and the other executive officers, respectively. The percentages of base salary payable at the various levels of performance to the various levels of officers were determined on the basis of judgment to provide meaningful incentives to the executive officers and to recognize the different levels of control and responsibility among the officers.

    Another element of the Special 1993 Incentive Compensation Plan, which was applicable to the executive officers, was based upon achievement of certain levels of improvement in net income on common stock above budgeted amounts (after adjusting for the income effects of the settlements which the Company reached during the second half of 1993 with respect to a number of its pending rate matters and fuel reconciliation proceedings, and after adjusting for awards payable under the Plan). The threshold level of performance necessary for any payment under this element of the Plan was net income on common stock, as adjusted, at 103% ($401.0 million) of budgeted net income on common stock. At this level of performance, payments for the executive officers were set at 5%, 3% and 2.5% of annual base salary, respectively, for the three officer levels identified earlier. The target and maximum levels of performance were set at 106% ($412.7 million) and 109% ($424.3 million), respectively, of the budgeted level. Payments to the executive officers at the target level of performance were set at 10%, 7% and 5% of annual base salary for the three officer levels; and payments at the maximum level of performance were set at 15%, 10% and 7.5% of annual base salary, respectively, for the three levels. Again, the percentages of base salary payable at the various levels of performance to the various levels of officers were determined on the basis of judgment to provide meaningful incentives to the executive officers and to recognize the different levels of control and responsibility among the officers. Because actual performance exceeded the maximum level, payments were earned at the percentages applicable to the maximum level of performance.

    Of the total $35.2 million earned by all employees under the Special 1993 Incentive Compensation Plan, about $34.2 million was paid to employees other than executive officers.

    Compensation of the Chief Executive Officer--With regard to the compensation of the Chief Executive Officer (the Company's Chairman), the Committee's assessment of his personal performance, based upon a non-quantifiable evaluation of his leadership, achievements, and contributions to the Company, was very favorable; but in view of corporate financial performance in 1992 and the significant financial uncertainties facing the Company at the outset of 1993, the Committee recommended that the Chairman's cash salary for 1993 remain at its 1992 level, which was $560,000. As noted earlier, no new compensation units were awarded for payment in 1993; and, therefore, the Chairman's 1993 compensation unit income declined to $108,126 from $179,084 in 1992 as a result of the dividend reduction that took effect on November 1, 1992. The Chairman's total $668,126 base salary ($560,000 plus $108,126) placed him 7th from the top in base salary among CEOs of the 21 largest electric power companies in the 1993 Executive Compensation Survey of the Edison Electric Institute. The median base salary of CEOs in the group was $600,000. Finally, the Chairman's performance-based compensation under the Special 1993 Incentive Compensation Plan was $215,137, with $114,918 (17.2% of base salary, as noted earlier) related to the operation and maintenance expense reduction element of the Plan and $100,219 (15% of base salary, as noted earlier) related to achievement of the goal, at the maximum level, with respect to net income on common stock, as adjusted. Thus, the Chairman's total compensation (cash salary, compensation unit income, and compensation earned under the Special 1993 Incentive Compensation Plan) for 1993 was $883,263. This level of compensation placed him 13th in total compensation among the CEOs of the 21 largest electric power companies. The Committee believes this was appropriate for 1993 considering the various aspects of the Company's performance and circumstances in 1993.

    1994 Compensation Programs--In 1993 the Company's shareholders approved the 1993 Long-Term Incentive Plan which provides for the use of various forms of stock-based compensation as a part of the Company's compensation programs. With the help of outside consultants, the Committee is developing a comprehensive incentive compensation program for the executive officers, as well as other management personnel. It includes the use of stock and cash awards for the achievement of annual corporate and business unit goals, and also the use of performance share units for which payouts are determined by the Company's common stock performance over moving three-year periods relative to the Dow Jones Utility Stock Index. In addition, the Committee is considering other possible features for the program. The Committee intends to utilize this new incentive compensation program in 1994, thereby significantly advancing its objective to base a greater portion of compensation on annual and long-term performance.

                                     Compensation Committee

                                     Jean Allard          Harvey Kapnick
                                     James W. Compton     Edward A. Mason
                                     Sue L. Gin           Frank A. Olson
                                     Donald P. Jacobs     Lando W. Zech, Jr.
                                     George E. Johnson

SHAREHOLDER RETURN PERFORMANCE

  Set forth below is a line graph comparing the quarterly percentage change in the cumulative total shareholder return on Edison Common Stock ("CWE") against the cumulative total return of the S&P 500 Composite Stock Index and the Dow Jones Utility Stock Index for the five-year period ending December 31, 1993.

                  CUMULATIVE PERFORMANCE SINCE JANUARY 1, 1989
                       ASSUMING REINVESTMENT OF DIVIDENDS

                            (JANUARY 1, 1989 = $100)

  TOTAL RETURN


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG CWE COMMON STOCK, DJ UTIL AND S&P 500 COMPOSITE


Measurement Period           CWE COMMON                  S&P 500
(Fiscal Year Covered)        STOCK          DJ UTIL      COMPOSITE
- -------------------          ----------     -------      ---------
Measurement Pt-
12/31/88                     $100           $100         $100
FYE 12/31/89                 $124           $135         $132
FYE 12/31/90                 $125           $129         $127
FYE 12/31/91                 $155           $149         $166
FYE 12/31/92                 $ 98           $155         $179
FYE 12/31/93                 $126           $170         $197

                      ITEM B. CORPORATE RESTRUCTURING PLAN

  The management and the Board of Directors of Edison unanimously believe it is in the best interest of Edison and its shareholders to change the corporate structure of Edison so that it will become a separate subsidiary of a new parent holding company, with the present holders of Edison Common Stock becoming the holders of the common stock of the new parent.

  To carry out such restructuring, Edison has caused to be incorporated a new Illinois corporation, Holding Company, which has a nominal amount of stock outstanding and no present business or properties of its own. Holding Company, in turn, has caused to be incorporated a new Illinois corporation, Merging Corp. The outstanding Holding Company stock is presently owned by Edison, and the outstanding Merging Corp. stock is presently owned by Holding Company.

  Edison and Merging Corp. have entered into the Merger Agreement under which, subject to shareholder and regulatory approvals and the satisfaction or waiver of certain conditions, Edison will become a subsidiary of Holding Company through the Merger of Merging Corp. into Edison. In the Merger, the outstanding shares of Edison Common Stock will be converted on a share-for-share basis into Holding Company Common Stock. A copy of the Merger Agreement is attached to this Prospectus and Proxy Statement as Exhibit A and is incorporated herein by reference.

  In addition, Edison, Holding Company and Merging Corp. have entered into a Supplemental Agreement which provides for the issuance of Holding Company Common Stock in the Merger and pursuant to plans under which participants currently receive Edison Common Stock. A copy of the Supplemental Agreement is attached to this Prospectus and Proxy Statement as Exhibit B and is incorporated herein by reference.

  It is intended that the restructuring will not have any adverse Federal income tax consequences to the current holders of Edison Common Stock, Edison Preferred Stock or Edison Preference Stock. See "Federal Income Tax Consequences."

REASONS FOR THE RESTRUCTURING

  General. The primary purpose of the proposed restructuring into a holding company system for Edison is to permit Edison affiliates to engage in non-utility businesses without the prior approval of, or being regulated by, the Illinois Commerce Commission ("Illinois Commission"), in part to permit timely responses to competitive activities which could adversely affect the Edison utility business, to insulate the Edison utility business from the business risks and obligations of its non-utility affiliates and to provide financial flexibility and facilitate capital allocation and managerial accountability.

  Competition. The demand for electricity provided by Edison and other utility companies is becoming increasingly affected adversely by competition from non-utility entities which seek to provide energy services to users of large quantities of electricity, such as educational, health care and governmental institutions, and industrial, commercial and wholesale customers.

  Such competition results in part from, among other things:

    (i) cogeneration facilities developed under the Public Utility Regulatory Policies Act of 1978 ("PURPA"), which produce electricity which may be used by the cogenerator or, as required by PURPA, purchased by the local electric utility; such facilities are qualifying facilities ("QFs");

    (ii) generation facilities which may be developed in accordance with the Energy Policy Act of 1992 ("Energy Act") by non-utility entities which sell electricity at wholesale to electric utilities; such facilities are exempt wholesale generators ("EWGs");

    (iii) generation facilities which provide electricity to a single user of large quantities of electricity; such facilities are typically situated on the property where such electricity is used;

    (iv) the use of natural gas and other forms of energy to satisfy energy needs which historically have been supplied primarily or exclusively by electricity;

    (v) FERC orders under the Energy Act which could require an electric utility, such as Edison, to transmit or "wheel" on its own transmission system power generated for wholesale sale by other electric utilities, QFs and EWGs; and

    (vi) unregulated energy services provided to users of large quantities of electricity by independent entities or affiliates of utility companies,

any of which may reduce the quantity, or change the use, of electricity sold by an electric utility, such as Edison, and thereby reduce its revenues and profits.

  Prior to recent amendments to the Illinois Public Utilities Act, Edison was unable to take any action, either directly or through an Edison subsidiary, to mitigate or prevent Edison revenue losses from competitive activities of others without the prior approval of the Illinois Commission. Historically, many Edison proceedings before the Illinois Commission have been lengthy and contentious. In such proceedings, Illinois Commission staff, Edison competitors and customers, special interest advocates and others often seek to obtain some advantage at the expense of Edison generally, as conditions to such approval. The probable lengthy duration of Illinois Commission proceedings, potentially restrictive conditions in any Illinois Commission order, subsequent reversal or modification by the Illinois Commission of such order, and the possible legal appeal, stay or reversal of any such order could prevent Edison, either directly or through subsidiaries, from taking timely and effective competitive action to mitigate or prevent revenue loss.

  Furthermore, the uncertainties about whether and when the Illinois Commission might issue an order permitting Edison or its subsidiaries to provide energy services to a particular customer, the results of any legal appeal of such order and the possibility that such services could be regulated by the Illinois Commission, could dissuade such customer from contracting to obtain such services from Edison or its subsidiaries. Edison believes that such uncertainties were the primary, and perhaps only, reason that the Metropolitan Pier and Exposition Authority ("MPEA") awarded the contract to provide district cooling and heating services to its McCormick Place exposition facilities in Chicago, to a non-utility entity and an unregulated subsidiary of a public utility holding company, instead of to Edison. Instead of using electricity at peak daytime rates to operate conventional air conditioning equipment at McCormick Place, the Edison proposal would have used electricity to produce ice at low off-peak rates to cool McCormick Place, whereas the proposal selected by the MPEA will use natural gas to operate equipment to cool McCormick Place. The result is the loss of a significant customer for Edison electricity, instead of merely shifting electricity sales from peak daytime hours to off-peak hours.

  Consequently, Edison proposes to create a holding company which could create subsidiaries to compete with non-utility businesses, including unregulated subsidiaries of other public utility holding companies, to provide unregulated energy and other services and products to Edison customers and others. Some of such activities could reduce energy costs of users of large quantities of electricity and thereby reduce or eliminate incentives for such users to obtain electricity from other sources, or to switch from using electricity to natural gas or another form of energy.

  See "Illinois Public Utilities Act."

  Other. The Edison holding company system will clearly separate its electric utility business from the non-utility businesses of other Holding Company subsidiaries. Operating management of Edison will continue to maintain its focus on meeting its public utility responsibilities. The separation of utility and non-utility activities will (i) facilitate the allocation of expenses, (ii) protect Edison from any adverse effects of non-utility operations, (iii) facilitate the regulation of the Edison utility operations by the Illinois Commission and (iv) permit the Edison capital structure to be managed efficiently.

  The non-utility subsidiaries of Holding Company would have the flexibility to use various financing techniques suitable for non-utility businesses, without any impact on the capital structure or credit of Edison. Such non-utility businesses could pursue business opportunities which potentially could enhance the financial strength and operating results of Holding Company.

  The Edison electric utility business is expected to constitute the predominant part of Holding Company's earning power for the foreseeable future. Edison operations will continue to be subject to the jurisdiction of the Illinois Commission, FERC and NRC, and conducted with the same assets and management. The management and Board of Directors of Edison believe that the restructuring will have no adverse effect on Edison, its customers or the holders of Edison Preferred Stock, Edison Preference Stock, Edison First Mortgage Bonds and other debt securities, Warrants or Edison Common Stock, which will be converted into Holding Company Common Stock in the Merger.

CERTAIN CONSIDERATIONS

  CECo Enterprises is currently an Edison subsidiary which will become a Holding Company subsidiary on the effective date of the Merger. CECo Enterprises is a holding company which will have no assets other than those involved in its ownership of stock of its subsidiaries; currently, its only subsidiary is Northwind Inc., which was formed in 1993 to provide district cooling services to office and other buildings from central locations in Chicago. Unregulated subsidiaries of CECo Enterprises may be formed to help certain large commercial and industrial electric customers of Edison to build and maintain on-site generation or co-generation plants, or to provide other energy-related services.

  It is the current intention of Holding Company for CECo Enterprises and its subsidiaries to engage only in energy-related businesses which will not be regulated by state or federal agencies which regulate public utilities. Such businesses may involve competitive and other factors not previously experienced by Edison, and may have different, and perhaps greater, investment risks than those involved in the regulated electric utility business of Edison. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on Holding Company. Any losses incurred by such businesses will not be recoverable in utility rates of Edison.

  The unregulated businesses of CECo Enterprises and its subsidiaries are expected for the foreseeable future to comprise an immaterial amount of the consolidated assets, and to provide an immaterial amount of the consolidated revenues, of Holding Company because Edison currently has more than $23 billion of assets and more than $5 billion of annual revenues.

  Holding Company will obtain funds to invest in CECo Enterprises and its subsidiaries from dividends Holding Company receives on its Edison Common Stock, borrowings by Holding Company and any dividends it may in the future receive from any earnings of CECo Enterprises and its subsidiaries, although there can be no assurance that CECo Enterprises and its subsidiaries will have any earnings, or pay any dividends to Holding Company, in the foreseeable future.

MERGER AGREEMENT

  The Merger Agreement has been unanimously approved by the Boards of Directors of Edison and Merging Corp., and they have executed the Merger Agreement, subject to its approval by the holders of the outstanding Edison Common Stock, Edison Preferred Stock and Edison Preference Stock as described under "Voting." In the Merger,

    (1) each outstanding share of Edison Common Stock will be converted into one new share of Holding Company Common Stock;

    (2) each outstanding share of Edison Preferred Stock and each outstanding share of Edison Preference Stock will remain outstanding and unchanged (see "Treatment of Preferred and Preference Stock");

    (3) the outstanding shares of Merging Corp. common stock will be converted into the same number of shares of Edison Common Stock which are outstanding immediately prior to the effective time of the Merger, and all of the Edison Common Stock will then be owned by Holding Company; and

    (4) the shares of Holding Company Common Stock presently held by Edison will be cancelled.

As a result, Edison will become a subsidiary of Holding Company, and all of the Holding Company Common Stock outstanding immediately after the Merger will be owned by the holders of Edison Common Stock outstanding immediately prior to the Merger. See Exhibit A.

  The Edison Preferred Stock, Edison Preference Stock, Warrants, first mortgage bonds, debentures and other long-term debt of Edison will be unchanged and will continue to be outstanding securities and obligations of Edison after the Merger. The Edison first mortgage bonds will continue to be secured by a first mortgage lien on all properties of Edison which are currently subject to such lien. The Edison Restated Articles of Incorporation as then in effect will not be changed as a result of the Merger.

SUPPLEMENTAL AGREEMENT

  Holding Company, Edison and Merging Corp. have entered into a Supplemental Agreement in which (a) Holding Company has agreed to issue Holding Company Common Stock in the Merger and under the Edison Stock Plans (see "Stock Plans"), (b) Edison and Merging Corp. have agreed to merge pursuant to the Merger Agreement and (c) Edison and Merging Corp. have agreed not to amend the Merger Agreement without the consent of Holding Company. See Exhibit B.

REQUIRED REGULATORY APPROVALS
  Public Utility Holding Company Act of 1935. Commonwealth Edison Company of Indiana, Inc. ("Indiana Company"), is a public utility company and a wholly-owned subsidiary of Edison, which is thus a public utility holding company as well as a public utility company. As a result of the Merger, Holding Company will become an affiliate of both Edison and the Indiana Company. Section 9(a)(2) of the 1935 Act requires the prior approval of the SEC under Section 10 of the 1935 Act for any person to become an affiliate of more than one public utility company, and Holding Company has applied for such approval.

  The Indiana Company will continue to be a wholly-owned subsidiary of Edison after the Merger, and Edison will thus continue to be a public utility holding company, as well as a public utility company, after the Merger. Edison is, and both Holding Company and Edison will be, exempt from all provisions of the 1935 Act, except Section 9(a)(2) thereof. The basis for such exemptions is that Holding Company and Edison are each organized and carry on their business substantially in Illinois, and that neither Edison nor Holding Company will derive any material part of its income from the Indiana Company. In its application to the SEC for approval to become an affiliate of more than one public utility company as a result of the Merger, Holding Company has also applied to the SEC for an order for such exemption. Edison files annually the statement prescribed for such exemption by SEC Regulation 250.2 of the 1935 Act.

  Federal Power Act. The FERC has held that the transfer of common stock of a public utility company, such as Edison, from its existing shareholders to a holding company in a transaction such as the Merger constitutes a transfer of the "ownership and control" of the facilities of such utility which is subject to FERC jurisdiction under the Federal Power Act ("FPA"), and is thus a "disposition of facilities" subject to FERC review and approval under Section 203 of the FPA; Edison has applied for such approval.

  Atomic Energy Act. A provision in the Atomic Energy Act requires NRC consent for the transfer of control of NRC licenses. In response to an inquiry from another utility, the NRC Staff has asserted that this provision applies to the creation of a holding company by an NRC-licensed utility company in a transaction such as the Merger. Edison holds several NRC licenses, including operating licenses for its nuclear generating stations, and has applied for NRC approval under the Atomic Energy Act of the transfer of control of such licenses in the Merger.

  Conditions. The Merger is conditioned on the receipt of orders satisfactory to Edison and Holding Company from the SEC, FERC and NRC in response to the applications described above.

ILLINOIS PUBLIC UTILITIES ACT
  The Illinois Public Utilities Act ("Illinois Act") requires prior Illinois Commission approval of reorganizations of Illinois public utilities, such as Edison, and the Merger is such a reorganization. However, Amendments ("1993 Amendments") to the Illinois Act which became effective on July 13, 1993, permit certain Illinois electric utilities, including Edison, to create and become a subsidiary of a holding company on or before January 14, 1995, without the approval or consent of the Illinois Commission, except that such date would be extended by a petition for such extension filed with the Illinois Commission on such date, until the Illinois Commission makes certain findings and denies such petition.

  The 1993 Amendments were adopted to enable Edison and any other qualifying Illinois electric utility to reorganize into a holding company system without the approval or consent of the Illinois Commission in order to avoid the delays which are inherent in Illinois Commission proceedings on utility reorganization applications; Illinois Commission proceedings on another recent and very similar Illinois utility reorganization application endured for more than two and two-thirds years before the Illinois Commission approved such reorganization. The 1993 Amendments recognize that it is important for Illinois electric utilities to form holding companies expeditiously to enable them to respond quickly to current and expected competitive activities of non-utility entities, as described under "Reasons for the Restructuring--Competition."

  The restructuring of Edison into a holding company system which is described in this Prospectus and Proxy Statement is a reorganization permitted by the 1993 Amendments and will not require the approval or consent of the Illinois Commission.

  The 1993 Amendments also permit an Illinois electric utility which has initiated certain actions to create and become a subsidiary of a holding company pursuant to the 1993 Amendments, to form, invest in, and guarantee obligations of subsidiaries which engage in specified energy related businesses, without the approval or consent of the Illinois Commission.

  The 1993 Amendments also (i) require Holding Company to pay or reimburse Edison for all costs incurred by Edison in connection with the Merger, if it occurs; (ii) authorize Edison to make a loan to Holding Company of up to the lesser of $10 million or 2.5% of Edison's retained earnings as reported in the most recent Annual Report filed by Edison with the Illinois Commission, bearing interest at the rate of 10% per annum, and require that such loan be repaid not later than 240 days after the Merger occurs--Edison loans to Holding Company pursuant to such authority will be used by Holding Company to pay its restructuring and other expenses; (iii) require Holding Company and Edison to file with the Illinois Commission, information which would be included in an application for Illinois Commission approval of the Merger, if such approval were to be applied for; (iv) require the Illinois Commission to reduce Edison's rates to reflect additional revenues it would have earned if subsidiaries of Edison or Holding Company had not provided services specified in the 1993 Amendments, if the Illinois Commission finds that there was no reasonable probability that customers for such services would have obtained such services from other sources or provided such services for themselves; (v) limit to the lesser of $170 million or 20% of Edison's retained earnings as reported in the most recent Annual Report filed by Edison with the Illinois Commission, the amount of Edison investments in and guarantees of obligations of subsidiaries formed pursuant to the 1993 Amendments, including CECo Enterprises and its subsidiaries--such limit will not apply to Holding Company investments in and guarantees of obligations of its subsidiaries; (vi) require Edison to transfer or liquidate its interest in subsidiaries formed pursuant to the 1993 Amendments, including CECo Enterprises and its subsidiaries, if Edison is not a subsidiary of Holding Company on January 14, 1995, or such later date as may be determined in an Illinois Commission order which makes certain findings and denies a petition to extend such date; (vii) provide for Illinois Commission hearings on contracts or arrangements pursuant to which Edison provides services and facilities to its affiliates, including CECo Enterprises; and
(viii) require Edison to make any portion of its electric distribution and transmission facilities which would be used by an Edison affiliate to make an unregulated sale of electricity, available at the same price and under the same terms and conditions to any other person who offers to make such sale.

TRANSFER OF EDISON ASSETS TO HOLDING COMPANY

  CECo Enterprises has been formed by Edison pursuant to the 1993 Amendments, and will engage through subsidiaries, including Northwind Inc., only in energy related businesses permitted by the 1993 Amendments until CECo Enterprises is transferred to Holding Company. The 1993 Amendments require that Edison transfer or liquidate its interest in CECo Enterprises on the date that Edison becomes a subsidiary of Holding Company; consequently, Edison intends to transfer to Holding Company on such date, the stock of CECo Enterprises as a dividend on the Edison Common Stock held by Holding Company.

  Except for dividends or other distributions with respect to Edison Common Stock held by Holding Company, it is expected that Edison will not transfer without adequate consideration any of its assets to Holding Company or any Holding Company subsidiaries. Any transactions, other than dividends on Edison Common Stock held by Holding Company and transactions permitted by the 1993 Amendments, between Edison and any of its affiliates, including Holding Company, would require the prior approval of the Illinois Commission.

DIVIDEND POLICY

  Holding Company does not now, nor will it after the Merger, conduct directly any business operations from which it will derive any revenues. Holding Company plans to obtain funds for its own operations from dividends paid to Holding Company on the stock of its subsidiaries, and from sales of securities or debt incurred by Holding Company. Dividends on Holding Company Common Stock will initially depend upon the earnings, financial condition and capital requirements of Edison, and its ability to pay dividends on the Edison Common Stock owned by Holding Company. It is currently contemplated that Holding Company will pay quarterly dividends on Holding Company Common Stock at the same rate, and on approximately the same schedule as, dividends have most recently been paid on Edison Common Stock. The quarterly dividend most recently declared by the Edison Board of Directors on Edison Common Stock was 40c per share payable May 1, 1994, to holders of record of such stock on March 31, 1994. The amount of dividends on Edison Common Stock following the Merger is expected to be greater than the amount of dividends on Holding Company Common Stock to the extent Holding Company needs funds to pay its expenses and to invest in its subsidiaries.

TREATMENT OF PREFERRED AND PREFERENCE STOCK

  The Merger and restructuring will not result in any change in the outstanding shares of Edison Preferred Stock or Edison Preference Stock. The decision to have the Edison Preferred Stock and Edison Preference Stock continue as securities of Edison is based upon, among other factors, a desire not to alter or potentially alter the nature of the investment represented by such stock, as well as the need of Edison not to foreclose future issuances of Preferred Stock and Preference Stock to help meet its capital requirements. The electric utility operations of Edison presently constitute and are expected to continue to constitute, the predominant part of the consolidated assets and earning power of Holding Company. Accordingly, it is believed that the investment ratings of the Edison Preferred Stock and Edison Preference Stock will not be affected by the Merger, and that such shares will retain their qualification for legal investment for certain investors, by remaining as capital stock of Edison. Edison Preferred Stock and Edison Preference Stock will continue to rank senior to Edison Common Stock as to dividends and as to assets of Edison upon any liquidation.

  The restructuring is not expected to affect adversely the holders of Edison Preferred Stock or Edison Preference Stock. However, neither will the assets or earnings of the Holding Company subsidiaries (other than Edison) be of any potential benefit to the holders of such stock if the restructuring is consummated. See "Transfer of Edison Assets to Holding Company."

  After the Merger, Edison will continue to be subject to the informational requirements of the 1934 Act, and will be required to hold annual meetings of its Preferred, Preference and Common shareholders. However, Edison may decide not to solicit proxies from its Preferred and Preference shareholders for the election of Directors and other actions not requiring class votes of such shareholders, because the shares of Edison Common Stock to be held by Holding Company will have sufficient voting power to elect Edison Directors and to take such action.

POSSIBLE MINORITY INTEREST

  As of March 11, 1994, there were outstanding (i) 281,807 shares of Edison Preferred Stock which are convertible at the option of their holders into an aggregate of 287,443 shares of Edison Common Stock, and (ii) 128,149 Warrants which are convertible at the option of their holders into an aggregate of 42,716 shares of Edison Common Stock. Such Edison Preferred Stock and Warrants will not be changed in the Merger, and thereafter will continue to be convertible into shares of Edison Common Stock. Immediately after the Merger, Holding Company will own all of the outstanding shares of Edison Common Stock.

  Shares of Edison Common Stock issued upon conversion of Edison Preferred Stock and Warrants prior to the effective time of the Merger will be converted in the Merger into shares of Holding Company Common Stock, which will be listed and traded on the New York, Chicago and Pacific Stock Exchanges.

  Following the Merger the Edison Common Stock will no longer be listed or traded on any stock exchange and there will be no other public market for any shares of Edison Common Stock into which Edison Preferred Stock or Warrants are converted after the Merger.

  The minority interest in Edison Common Stock which would be created by the conversion of Edison Preferred Stock or Warrants into shares of Edison Common Stock after the effective time of the Merger, would require Edison to pay to the holders of such shares of Edison Common Stock dividends at the same times and in the same amounts as Edison pays dividends to Holding Company on its shares of Edison Common Stock. The amount of dividends on Edison Common Stock following the Merger is expected to be greater than the amount of dividends on Holding Company Common Stock to the extent Holding Company needs funds to pay its expenses and to invest in its subsidiaries.

AMENDMENT OR TERMINATION
  By mutual consent of their respective Boards of Directors, Edison and Merging Corp. may amend any of the terms of the Merger Agreement at any time before or after its approval by their respective shareholders, but not after the time that the Articles of Merger are filed with the Illinois Secretary of State, but no such amendment may, in the sole judgment of the Board of Directors of Edison, materially and adversely affect the rights of the holders of Edison stock.

  The Merger Agreement may be terminated and the Merger abandoned at any time before or after the shareholders of Edison and Merging Corp. have approved the Merger Agreement, by action of the Board of Directors of Edison if it determines that consummation of the transactions provided for in the Merger Agreement would, for any reason, be inadvisable or not in the best interests of Edison or its shareholders.

RIGHTS OF DISSENTING SHAREHOLDERS
  Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983 ("Illinois Business Corporation Act") are set forth in Exhibit D and provide that the holders of Edison Common Stock, Edison Preferred Stock and Edison Preference Stock entitled to vote at the regular annual meeting have the right to dissent from consummation of the Merger and obtain the "fair value" of their shares if the Merger is effected.

  In order to perfect such dissenters' rights, a shareholder must (a) deliver to Edison at the Office of the Corporate Secretary, 37th Floor, 10 South Dearborn Street, P.O. Box 767, Chicago, Illinois 60690-0767, prior to the taking of the vote of the shareholders upon the approval of the Merger Agreement, a written demand for payment for his or her shares if the Merger is consummated; and (b) not vote his or her shares in favor of the approval of the Merger Agreement.

  Within 10 days after the Merger becomes effective or 30 days after delivery of the written demand for payment, whichever is later, Edison will advise each shareholder who perfects his or her right to dissent of the opinion of Edison as to the estimated fair value of the shareholder's shares. "Fair value" with respect to a dissenter's shares means the value of such shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. At such time, Edison must elect to (a) make a commitment to purchase such shares at such estimated fair value or (b) instruct such dissenting shareholder to sell his or her shares (which, with respect to Edison Common Stock, will have been converted into shares of Holding Company Common Stock) within 10 days thereafter. Edison may instruct the shareholder to sell shares only if there is a public market on which such shares may be readily sold. Such a market will exist for Edison Common Stock (which will have been converted into Holding Company Common Stock at the Effective Time of the Merger) because the Holding Company Common Stock will be listed on the New York, Chicago and Pacific Stock Exchanges immediately following the Merger. Such a public market will exist for Edison Preferred Stock and for only certain Series of Edison Preference Stock. See "Edison Preferred Stock and Edison Preference Stock Market Information." If Edison elects to direct the dissenting shareholder to sell his or her shares and the shareholder does not sell them within such 10-day period, the shareholder shall be deemed to have sold such shares of Holding Company Common Stock or Edison Preferred Stock, or Series of Edison Preference Stock which are listed on the New York Stock Exchange, at the average closing price of such Stock on such Exchange during such 10-day period, or to have sold his or her shares of other Series of publicly traded Edison Preference Stock at the average of the bid and asked price for such shares quoted by a principal market maker during such 10-day period, as the case may be.

  A shareholder who perfects his or her right to dissent retains all rights of a shareholder until the Merger is consummated, at which time Edison will pay to each dissenter, if Edison has not instructed the dissenting shareholders to sell their shares in the public market, the amount Edison estimates to be the fair value of such dissenter's shares, plus interest from the date the Merger was consummated until the date of payment, upon receipt by Edison of the certificates representing such shares. Edison will include with such payment a written explanation of the manner by which the interest was calculated.

  If the shareholder does not agree with the Edison estimated fair value or amount of interest, the shareholder must notify Edison in writing, within 30 days after delivery of the Edison statement of fair value, of the shareholder's estimated fair value of such shares and amount of interest, and demand payment of the difference between the shareholder's estimate and (a) the amount paid by Edison or (b) the proceeds (or the amount deemed to be proceeds) of the sale by the shareholder, whichever is applicable because of the option selected by Edison, as described above. If, within 60 days after delivery to Edison of the shareholder's notification of estimated fair value and amount of interest, Edison and the shareholder have not agreed in writing on the fair value of the shares or amount of interest, Edison shall either pay the shareholder the difference between the respective estimated values or file a petition in the Circuit Court of Cook County, Illinois, requesting the Court to determine the fair value of the shares and amount of interest. If the Court determines that the fair value of the shares plus interest exceeds the amount paid by Edison or the proceeds of the sale of shares, as the case may be, the dissenting shareholder shall be entitled to judgment for the amount of the excess. The Court may also assess the costs of the proceeding against either Edison or one or more dissenting shareholders, upon making certain findings.

  In connection with the Merger, Edison intends to reserve the right to elect, with respect to Common Stock and Preferred Stock, and Preference Stock for which there is a public market, (a) to offer to pay to dissenting shareholders the original estimate of Edison of the fair value of such shares and to pay any additional amount agreed upon by Edison and the shareholder or ordered by the Court to be paid by Edison to the shareholder as provided in the Illinois Business Corporation Act, or (b) to direct a dissenting shareholder to sell his or her shares and to pay only that amount, if any, in excess of the proceeds of such sale (or the amount of proceeds deemed to have been received) as may be agreed upon by Edison and the shareholder or ordered by the Court to be paid by Edison to the shareholder as provided in the Illinois Business Corporation Act. With respect to Edison Preference Stock for which there is no public market, Edison does not have the option described in (b) of the preceding sentence and it will pay to dissenting holders of such shares the fair value of such shares determined as described herein.


  In perfecting a shareholder's right to dissent, neither a vote against approval of the Merger Agreement nor a proxy directing such a vote will be deemed to satisfy the requirement that a written demand for payment be delivered to Edison prior to the taking of the vote thereon. However, a shareholder who has delivered such written demand before the taking of the vote thereon will not be deemed to have waived his or her right to dissent either by failing to vote against approval of the Merger Agreement or by failing to furnish a proxy directing such vote. In the absence of specific direction, the shares represented by signed proxies will be voted for approval of the Merger Agreement.

  Under the Merger Agreement, the Edison Board of Directors has the right to abandon the Merger for any reason (even after shareholder approval but before the time the Articles of Merger are filed with the Illinois Secretary of State), and such right may be exercised if the Edison Board of Directors considers the aggregate cost of purchasing dissenting shares to be unacceptable.

EFFECTIVENESS OF THE RESTRUCTURING

  After the Edison shareholders have approved the Merger Agreement, satisfactory orders of the SEC, FERC and NRC have been received, and all other conditions to the Merger have been satisfied or waived, Edison and Merging Corp. will file Articles of Merger with the Illinois Secretary of State. The Merger will thereafter become effective on the date that the Illinois Secretary of State issues a Certificate of Merger in accordance with the Illinois Business Corporation Act.

EXCHANGE OF STOCK CERTIFICATES

  If the Merger is effected, it will not be necessary for holders of Edison Common Stock to exchange their existing stock certificates for certificates for Holding Company Common Stock. The certificates which presently represent outstanding shares of Edison Common Stock will automatically represent shares of Holding Company Common Stock. New certificates bearing the name of the Holding Company will be issued in the future if, and as, certificates representing presently outstanding shares of Edison Common Stock are presented for exchange or transfer.

FEDERAL INCOME TAX CONSEQUENCES

  The Merger Agreement provides that the proposed restructuring will not occur unless Edison receives either a ruling from the Internal Revenue Service or an opinion of counsel, satisfactory to the Board of Directors, with respect to the Federal income tax consequences of the Merger. Edison has received a ruling from the Internal Revenue Service regarding the continuation of the Edison affiliated group of corporations following the Merger. This ruling ensures, among other matters, that Holding Company, Edison and all current Edison subsidiaries will be entitled to file a consolidated Federal income tax return following the Merger and that the distribution by Edison of the stock of CECo Enterprises to Holding Company on the date of the Merger will not be a currently taxable event. Edison has received an opinion from its counsel, Sidley & Austin, regarding certain Federal income tax consequences of the Merger, to the effect that:

    (1) no gain or loss will be recognized by non-dissenting holders of Edison Common Stock upon the conversion of Edison Common Stock into Holding Company Common Stock in the Merger;

    (2) no gain or loss will be recognized by non-dissenting holders of Edison Preferred Stock or Edison Preference Stock as a result of the Merger;

    (3) the basis of the Holding Company Common Stock deemed received in the Merger by non-dissenting holders of Edison Common Stock will be the same as the basis of the Edison Common Stock converted into such Holding Company Common Stock in the Merger;

    (4) the holding period of Holding Company Common Stock deemed received in the Merger by non-dissenting holders of Edison Common Stock will include the period during which they held the Edison Common Stock converted into such Holding Company Common Stock in the Merger, provided such Edison Common Stock is held as a capital asset by such holders at the effective time of the Merger; and

    (5) no gain or loss will be recognized by Holding Company or Edison as a result of the Merger.

  Holders of Edison Common Stock, Edison Preferred Stock or Edison Preference Stock who contemplate dissenting from the Merger should consult their tax advisors concerning the tax consequences thereof.

LISTING OF HOLDING COMPANY COMMON STOCK

  Holding Company will apply to have its Common Stock listed on the New York, Chicago and Pacific Stock Exchanges. It is expected that such listings will become effective on the effective date of the Merger, subject to the rules of the New York, Chicago and Pacific Stock Exchanges.

REGULATION OF HOLDING COMPANY

  Holding Company, as the owner of the Edison Common Stock and, indirectly, the Indiana Company common stock, will be a holding company under the 1935 Act. However, Holding Company will be exempt from all provisions of the 1935 Act except Section 9(a)(2) thereof, upon its receipt of the SEC order for such exemption for which it has applied, or pursuant to annual filings of the statement prescribed for such exemption by SEC Regulation 250.2 of the 1935 Act, as described under "Required Regulatory Approvals--Public Utility Holding Company Act of 1935". Section 9(a)(2) of the 1935 Act requires prior SEC approval of the direct or indirect acquisition by Holding Company of 5% or more of the voting securities of any other electric or gas utility company. There are also limits on the extent to which Holding Company and its non-utility subsidiaries can enter into businesses which are not "functionally related" to the electric utility business without raising questions about Holding Company's exempt status. SEC policies regarding the scope of permissible non-utility activities of a public utility holding company are subject to change but guidelines established in prior decisions of the SEC would require Holding Company to remain engaged primarily and predominantly in the electric utility business and to limit the size of its activities outside of such business relative to Holding Company as a whole.

  Holding Company has no present intention of becoming a registered holding company subject to regulation by the SEC under the 1935 Act.

MANAGEMENT

  The Directors of Edison will also become the Directors of Holding Company at the effective time of the Merger, and they will thereafter serve as the Directors of both companies. If the Edison shareholders approve the Merger Agreement, they will be considered also to have ratified the election of such persons as the Directors of Holding Company. Until the Merger becomes effective, James J. O'Connor, Chairman and a Director of Edison, and Samuel K. Skinner, President and a Director of Edison, will be the only Directors of Holding Company.

  The current executive officers of Holding Company are also executive officers of Edison. The Holding Company executive officers are:

              James J. O'Connor                                 Chairman
              Samuel K. Skinner                                 President
              John C. Bukovski                                  Vice President
              Roger F. Kovack                                   Comptroller
              Dennis F. O'Brien                                 Treasurer
              David A. Scholz                                   Secretary

HOLDING COMPANY CAPITAL STOCK

  Authorized. The authorized capital stock of Holding Company consists of 400 million shares of Common Stock, without par value, the provisions of which are included in the Holding Company Articles of Incorporation attached to this Prospectus and Proxy Statement as Exhibit C.

  Common Stock. Holders of Holding Company Common Stock are entitled to receive
(a) dividends when, as and if declared by its Board of Directors, and (b) all of the assets of Holding Company available for distribution on a pro rata basis upon its liquidation, dissolution or winding up, after the payment of all debts and other obligations.

  Each share of Holding Company Common Stock entitles its holder to one vote on matters properly submitted to a vote of Holding Company shareholders, and, like the holders of Edison Common Stock, they have the right to cumulate their votes in elections of Directors.

  Except for differences described under "Comparative Shareholders' Rights," the provisions of the Articles of Incorporation of Holding Company which establish the rights of the holders of its Common Stock are essentially the same as those in the Restated Articles of Incorporation of Edison.

  No holder of Holding Company Common Stock has any preemptive or preferential right to subscribe for any additional issue of Holding Company Common Stock or to subscribe for any security convertible into Holding Company Common Stock. No redemption, conversion or sinking fund provisions are applicable to shares of Holding Company Common Stock.

  The Holding Company Common Stock issued in the Merger will be fully paid and nonassessable.

COMPARATIVE SHAREHOLDERS' RIGHTS

  Edison and Holding Company are both Illinois corporations. When the Merger becomes effective, holders of Edison Common Stock will become holders of Holding Company Common Stock, and their rights will be governed by the Articles of Incorporation of Holding Company ("Holding Company Articles") instead of the Restated Articles of Incorporation of Edison ("Edison Articles"). Holding Company Articles have been prepared in accordance with the Illinois Business Corporation Act and give the Holding Company broad corporate powers to engage in any lawful activity for which a corporation may be formed under the laws of the State of Illinois. A copy of Holding Company Articles is attached as Exhibit C to this Prospectus and Proxy Statement.

  Certain differences between the rights of holders of Holding Company Common Stock and those of holders of Edison Common Stock are summarized below.

    (a) Preferred and Preference Stock. Holding Company Articles do not authorize any class of stock other than Common Stock, and the approval of the holders of Holding Company Common Stock would be required for the future authorization of any Holding Company preferred stock or preference stock or additional Common Stock. In addition to the presently outstanding shares of Edison Preferred Stock and Edison Preference Stock, as of March 11, 1994, there were 850,000 and 9,810,451 authorized but unissued shares of Edison Prior Preferred Stock and Edison Preference Stock, respectively, which may be issued in series having such rights and preferences as may be designated by the Edison Board of Directors. There are no restrictions upon the issuance of any of such authorized shares except for any actions required by Illinois law to be taken by the Edison Board of Directors.

    (b) Common Stock. Holding Company Articles authorize the issuance of 400,000,000 shares of Common Stock whereas the Edison Articles presently authorize the issuance of 250,000,000 shares of Common Stock. As of March 11, 1994, there were 213,794,559 shares of Edison Common Stock issued and outstanding, and 5,950,171 shares of Edison Common Stock reserved for issuance under certain Stock Plans. There will be the same number of shares of Holding Company Common Stock issued, outstanding and reserved for issuance under such Stock Plans immediately after the Merger as the number of shares of Edison Common Stock which are issued, outstanding and reserved for such issuance immediately prior to the Merger. The additional authorized but unissued shares of Holding Company Common Stock could be used for stock splits or for acquisitions.

  Indemnification. Holding Company Articles require Holding Company in certain circumstances to indemnify its Directors, officers, employes, agents and certain other persons who serve Holding Company, to the full extent permitted by the Illinois Business Corporation Act. Holding Company Articles also authorize it to enter into agreements with its Directors, officers, employes and others to provide for such indemnification.

  Although the Edison Articles currently contain no provisions relating to indemnification, its By-Laws contain provisions requiring Edison in certain circumstances to indemnify its Directors, officers, employes, agents and certain other persons who serve Edison. The Edison shareholders at their regular annual meeting will consider a proposal to add to the Edison Articles, provisions relating to indemnification which are the same as those included in the Holding Company Articles. See "Item C. Amendment of the Edison Restated Articles of Incorporation."

  Limitation on Director Liability. Holding Company Articles include a provision which limits the personal liability of Holding Company Directors for monetary damages arising from breach of fiduciary duty, as authorized by a change to the Illinois Business Corporation Act which became effective January 1, 1994.

  Although the Edison Articles currently contain no provisions limiting the personal liability of Edison Directors for monetary damages, the Edison shareholders at their regular annual meeting will consider a proposal to add to the Edison Articles, provisions limiting the liability of Edison Directors which are the same as those included in the Holding Company Articles. See "Item
C. Amendment of the Edison Restated Articles of Incorporation."

  Purpose Clause. The corporate purposes for which Edison may engage in business are those related to electric, gas and certain other utility businesses and related activities. Holding Company is authorized by its Articles, as permitted by the Illinois Business Corporation Act, to engage in any and all lawful businesses.

  Deferred Compensation Plan. Edison Articles permit the Edison Board of Directors to establish a Deferred Compensation Plan for selected key executive and management employes of Edison and its wholly-owned subsidiaries; Holding Company Articles do not provide for any such Plan. The Holding Company Board of Directors could establish a similar Plan even though the Holding Company Articles do not specifically provide for such a Plan.

STOCK PLANS

  If the Merger is consummated, the Edison Employe Savings and Investment Plan, 1993 Long-Term Incentive Plan, Employe Stock Purchase Plan and Dividend Reinvestment and Stock Purchase Plan will be amended to provide that Holding Company Common Stock will be delivered instead of Edison Common Stock pursuant to such Plans. By approving the Merger Agreement, the Edison shareholders will be considered also to have ratified the amendment of such Plans to provide for the delivery of Holding Company Common Stock thereunder.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for Edison Common Stock is First Chicago Trust Company of New York. The Transfer Agent and Registrar for Holding Company Common Stock is First Chicago Trust Company of New York.

EDISON COMMON STOCK MARKET PRICES AND DIVIDENDS

  Edison Common Stock is listed and principally traded on the New York, Chicago and Pacific Stock Exchanges. The table below sets forth the dividends declared and the high and low sales prices of Edison Common Stock for the periods indicated as reported in The Wall Street Journal as New York Stock Exchange-- Composite Transactions.

                                                                    PRICE RANGE
                                      DIVIDENDS             ---------------------------
                                      DECLARED               HIGH                 LOW
                                      ---------             -------             -------
      1992
      First Quarter                     $0.75               $40 1/8             $33 3/4
      Second Quarter                     0.75                34 1/4              26 5/8
      Third Quarter                      0.40                27 5/8              22 7/8
      Fourth Quarter                     0.40                26                  21 3/4
      1993
      First Quarter                     $0.40               $28 1/4             $22 7/8
      Second Quarter                     0.40                29 7/8              25 5/8
      Third Quarter                      0.40                31 5/8              27 3/8
      Fourth Quarter                     0.40                30 5/8              27 3/8
      1994
      First Quarter
       (through March 3, 1994)          $0.40               $28 3/4             $25 7/8

EDISON PREFERRED STOCK AND EDISON PREFERENCE STOCK MARKET INFORMATION

  The Edison Preferred Stock and six Series of Edison Preference Stock are listed and principally traded on the New York, Chicago and Pacific Stock Exchanges. The table below sets forth the high and low sales prices of Edison Preferred Stock and Preference Stock of such Series for the periods indicated as reported in The Wall Street Journal as New York Stock Exchange--Composite Transactions.

                       EDISON
                   PREFERRED STOCK
                   ---------------
                    HIGH     LOW
                   ------- -------
1992
First Quarter      $39 3/4 $34 1/2
Second Quarter      34 3/4  27 1/4
Third Quarter       29      26 1/8
Fourth Quarter      28 3/4  26 1/2
1993
First Quarter      $28 1/2 $25 3/4
Second Quarter      28 7/8  26 1/2
Third Quarter       31 3/4  27 3/8
Fourth Quarter      30 3/4  28 1/8
1994
First Quarter
 (through
 February 28,
 1994)             $28 5/8 $26 1/4
                                                          EDISON PREFERENCE STOCK
                   ------------------------------------------------------------------------------------------------------
                    $1.90 SERIES    $2.00 SERIES     $7.24 SERIES     $8.40 SERIES      $8.38 SERIES     $8.40 SERIES B
                   --------------- --------------- ---------------- ----------------- ----------------- -----------------
                    HIGH     LOW    HIGH     LOW     HIGH     LOW     HIGH     LOW      HIGH     LOW      HIGH     LOW
                   ------- ------- ------- ------- -------- ------- -------- -------- -------- -------- -------- --------
1992
First Quarter      $24 1/2 $22 7/8 $25 7/8 $24 1/8 $ 91     $87 1/2 $100 1/2 $ 97 7/8 $100     $ 96 1/2 $103     $100
Second Quarter      23 7/8  22      25      23 1/4   90 1/4  85      100 3/4   96 1/8   99 1/4   95 1/2  102      101
Third Quarter       24      22 1/8  25 3/4  23 1/2   90      85 1/2  101       97 1/4  100       95 1/2  102 1/8  100 3/4
Fourth Quarter      24      22 1/2  25 1/4  23 1/8   88      85       99 3/4   95       97 1/2   94      102 1/2  101 1/2
1993
First Quarter      $25 1/2 $22 3/8 $26     $23 5/8 $ 95 1/4 $85 1/2 $102     $ 94 5/8 $102     $ 94     $102     $ 98
Second Quarter      25 1/2  24      26 3/8  25 3/8   97      93      103       99 5/8  102 1/2   99      103       98
Third Quarter       26 3/8  24 3/4  27      25 1/2  102 1/2  93 1/2  105      101 1/4  105      100 1/2  101 3/4  101 3/4
Fourth Quarter      25 7/8  24 1/4  26 1/4  25      101 3/4  94 1/2  104 1/2  101 1/4  103      101      102 3/4  101
1994
First Quarter
 (through
 February 28,
 1994)             $25 3/4 $24 1/4 $26     $25     $98 1/2  $94 3/8 $102 1/2 $100     $102 1/2 $100     $101 1/4 $101

  The $8.20, $8.85 and $9.25 Series of Edison Preference Stock are held by institutional investors and are not publicly traded. The $1.96, $6.875, and $9.00 Series of Edison Preference Stock are traded on a limited and sporadic basis in the over-the-counter market, but prices are not quoted in any automated quotation system. The following table sets forth the average of the high and low per share bid prices of each such Series for the periods indicated based on information provided to Edison by firms which deal in shares of such Series.

                                         EDISON PREFERENCE STOCK
                           ---------------------------------------------------
                            $1.96 SERIES    $6.875* SERIES     $9.00 SERIES
                           --------------- ----------------- -----------------
                            HIGH     LOW     HIGH     LOW      HIGH     LOW
                           ------- ------- -------- -------- -------- --------
      1992
      First Quarter        $27 1/8 $26 5/8                   $108 1/2 $106 3/8
      Second Quarter        27 1/8  26 3/4                    108 1/4  106 3/8
      Third Quarter         26 3/4  25 3/8                    109      106 3/8
      Fourth Quarter        26 3/4  24                        109 7/8  107 7/8
      1993
      First Quarter        $25 1/8 $24                       $112     $108 1/2
      Second Quarter        25 3/4  25 1/4 $101     $100      112 1/4  110 5/8
      Third Quarter         26 1/8  25 3/8  105 1/2  101 1/4  112 1/8  110 1/4
      Fourth Quarter        27 1/4  26 1/8  106 1/4  100 3/4  112 7/8  110 5/8
      1994
      First Quarter
       (through March 11,
       1994)               $27 1/2 $26 7/8 $102 1/2 $100 1/2 $113     $111 1/2

- --------
*Issued in May 1993

  The foregoing average bid prices do not reflect retail mark-ups, mark-downs or commissions and do not necessarily reflect actual transactions.

LEGAL OPINIONS

  Certain legal matters relating to the issuance of the Holding Company Common Stock in the Merger will be passed upon by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603.

EXPERTS

  The financial statements and schedules included or incorporated by reference in the 1992 Form 10-K, the March 31, 1993 Form 10-Q, the June 30, 1993 Form 10-Q, the September 30, 1993 Form 10-Q, the January 28, 1993 Form 8-K and the January 28, 1994 Form 8-K, incorporated by reference herein, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving their reports.

       ITEM C. AMENDMENT OF THE EDISON RESTATED ARTICLES OF INCORPORATION

  The Edison Board of Directors recommends that the shareholders approve a proposal to amend the Edison Restated Articles of Incorporation by adding Article SEVEN (i) to limit the personal liability of the Edison Directors to Edison or its shareholders for monetary damages arising from breach of fiduciary duty and (ii) to indemnify Edison Directors, officers, agents and other persons who provide services to Edison, to the full extent permitted by the Illinois Business Corporation Act. The proposed amendment to limit the personal liability of Edison Directors is authorized by a change to the Illinois Business Corporation Act that became effective on January 1, 1994. The proposed amendment will assist Edison in attracting and retaining qualified individuals to serve Edison.

BACKGROUND

  Until the amendment of the Illinois Business Corporation Act in July 1993, Illinois was one of the few states that had not taken action to protect corporate Directors who acted in good faith but were nevertheless threatened with substantial liability from negligence claims. As a result of the change in the law, an Illinois corporation is now able to provide its Directors with liability protection similar to that available from companies incorporated in the vast majority of other states, including Delaware. Liability is not limited under Illinois law if the acts or omissions of Directors are in bad faith, involve intentional wrongdoing, violate certain statutory provisions, or result in profit or other advantage to which they are not legally entitled.

  The By-Laws of Edison currently provide for indemnification of Edison Directors, officers, agents and other persons who serve Edison, to the full extent permitted by the Illinois Business Corporation Act, and the proposed amendment would add such a provision to the Edison Restated Articles of Incorporation.

  Edison currently maintains liability insurance policies which indemnify Edison's Directors and officers, the Directors and officers of subsidiaries of Edison, and the trustees of Edison's Service Annuity Funds, against loss arising from claims by reason of their legal liability for acts as such Directors, officers or trustees, subject to limitations and conditions as set forth in the policies. Among other limitations, the primary policy states that no coverage is provided for loss representing "amounts which are deemed uninsurable under the law pursuant to which this policy shall be construed".

TEXT OF THE PROPOSED AMENDMENT

  The text of Article SEVEN proposed to be added to the Edison Restated Articles of Incorporation is as follows:

    (a) A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Business Corporation Act of the State of Illinois, or (iv) for any transaction from which the director derived an improper personal benefit. If the Business Corporation Act of the State of Illinois is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the full extent permitted by the Business Corporation Act of the State of Illinois, as so amended. Any repeal or modification of this paragraph (a) by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

    (b) Each person who is or was or had agreed to become a director or officer of the Company, and each person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employe or agent of the Company or as a director, officer, employe, or agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Business Corporation Act of the State of Illinois or any other applicable laws as presently or hereafter in effect. Without limiting the generality of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this paragraph
  (b). Any repeal or modification of this paragraph (b) shall not adversely affect any right or protection existing hereunder or under any such agreement immediately prior to such repeal or modification.

REASONS FOR THE PROPOSED AMENDMENT

  Limitation of Director Liability. Directors of Illinois corporations are required, under Illinois law, to perform their duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. A Director may rely upon information, opinions and reports prepared by certain officers or employes, professional advisors, or committees of the Board. Decisions made on that basis are protected by the "business judgment rule" and should not be questioned by a court in the event of a lawsuit challenging such decisions. However, the expense of defending such lawsuits and the inevitable uncertainties of applying the business judgment rule to particular facts and circumstances mean, as a practical matter, that Directors are not relieved of the threat of monetary damage awards. The Board of Directors of Edison, therefore, believes that the proposed amendment should be adopted in order to ensure that Edison will continue to be able to attract and retain competent, qualified and talented persons to serve as its Directors.

  Indemnification. Although the Edison By-Laws currently provide for the indemnification of Edison Directors, officers, agents and other persons who serve Edison, such By-Laws could be changed unilaterally and without notice by the Edison Board of Directors. The proposed amendment would add such provisions to the Edison Restated Articles of Incorporation which can only be changed by action of the Edison shareholders after notice. Indemnification provisions in the Edison Restated Articles of Incorporation are thus less likely to be changed than similar provisions in its By-Laws, and the enhanced stability, predictability and security which result from including such provisions in the Edison Restated Articles of Incorporation are expected to enhance the ability of Edison to attract and retain qualified persons to serve it.

EFFECT OF THE PROPOSED AMENDMENT

  Limitation of Director Liability. The proposed amendment would protect the Edison Directors against personal liability to Edison or its shareholders for any breach of duty unless a judgment or other final adjudication adverse to them establishes (i) a breach of duty of loyalty to Edison, (ii) acts or omissions in bad faith or involving intentional misconduct or a knowing violation of the law, (iii) acts violating the prohibitions contained in
Section 8.65 of the Illinois Business Corporation Act against certain improper distributions of assets, or (iv) an improper personal benefit to a Director to which he or she was not legally entitled.

  The amendment as proposed would not reduce the fiduciary duty of a Director; it merely limits monetary damage awards to Edison and its shareholders arising from certain breaches of the duty. It does not affect the availability of equitable remedies, such as the right to enjoin or rescind a transaction, based upon a Director's breach of fiduciary duty. The amendment also does not affect a Director's liability for acts taken or omitted prior to the time it becomes effective (after shareholder approval and upon filing with the Illinois Secretary of State). The limitation of liability afforded by the proposed amendment affects only actions brought by Edison or its shareholders, and does not preclude or limit recovery of damages by third parties.

  Indemnification. The proposed amendment would not change the rights of Edison Directors, officers, agents and other persons who serve Edison, to be indemnified by it to the full extent permitted by the Illinois Business Corporation Act, but would give them such rights under the Edison Restated Articles of Incorporation as well as under the Edison By-Laws.

                          ITEM D. APPROVAL OF AUDITORS

  Subject to approval of the shareholders, the Board of Directors of Edison has appointed Arthur Andersen & Co., independent public accountants, as Auditors to examine the annual and quarterly consolidated financial statements of Edison and its subsidiary companies for 1994. The shareholders will be asked at the meeting to approve such appointment. The firm of Arthur Andersen & Co. has audited the accounts of Edison since 1932. A representative of Arthur Andersen & Co. will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.

                                    *  *  *

  Any shareholder proposal intended to be presented at the 1995 annual meeting of Edison shareholders must be received at the principal executive offices of Edison by November 28, 1994, in order to be considered for inclusion in any proxy materials of Edison relating to that meeting. Any such proposal should be directed to the Secretary of Edison located on the 37th Floor, First National Bank Building, 10 South Dearborn Street, Chicago, Illinois. If mailed, it should be sent to Secretary, Commonwealth Edison Company, 10 South Dearborn Street, Post Office Box 767, Chicago, Illinois 60690-0767.

                         TRANSACTION OF OTHER BUSINESS

  As of the date of this Prospectus and Proxy Statement, management knows of no matters to be brought before the annual meeting other than the matters referred to in this Prospectus and Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

  By order of the Edison Board of Directors.

                                                 David A. Scholz
                                                   Secretary

March   , 1994

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of January 28, 1994, between Commonwealth Edison Company, an Illinois corporation ("Edison"), and CECo Merging Corporation, an Illinois corporation ("Merging Corp.").

                                   WITNESSETH

  WHEREAS, Edison has an authorized capitalization consisting of:

    (i) 250,000,000 shares of Common Stock, par value $12.50 per share ("Edison Common Stock"), of which 213,765,354 shares were issued and outstanding at January 21, 1994;

    (ii) 850,000 shares of Prior Preferred Stock, par value $100 per share ("Edison Prior Preferred Stock"), none of which were issued and outstanding at January 21, 1994;

    (iii) 285,806 shares of $1.425 Convertible Preferred Stock, without par value ("Edison Preferred Stock"), of which 285,806 shares were issued and outstanding at January 21, 1994; Edison Preferred Stock is convertible into Edison Common Stock at the rate of 1.02 shares of Edison Common Stock for each share of Edison Preferred Stock, subject to future adjustment; and

    (iv) 13,789,839 shares of Preference Stock, without par value ("Edison Preference Stock"), of which 13,789,839 shares were issued and outstanding at January 21, 1994; and

  WHEREAS, Merging Corp. has an authorized capitalization consisting of 100 shares of Common Stock, without par value ("Merging Corp. Common Stock"), all of which are issued and outstanding and owned beneficially and of record by CECo Holding Company, an Illinois corporation ("Holding Company"); and

  WHEREAS, Holding Company has an authorized capitalization consisting of 400,000,000 shares of Common Stock, without par value ("Holding Company Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by Edison; and

  WHEREAS, the Boards of Directors of Edison, Merging Corp. and Holding Company, deem it advisable for Merging Corp. to merge with and into Edison ("Merger") in accordance with the Illinois Business Corporation Act of 1983, as amended ("Act"), and this Agreement; and

  WHEREAS, Edison, Merging Corp. and Holding Company have entered into a Supplemental Agreement dated as of January 28, 1994 ("Supplemental Agreement"), pursuant to which Holding Company has agreed, among other things, to issue shares of Holding Company Common Stock upon the conversion of Edison Common Stock in the Merger.

  NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, Edison and Merging Corp. agree that Merging Corp. shall merge with and into Edison, Edison shall be the corporation surviving the Merger and the terms and conditions of the Merger, the mode of carrying it into effect and the manner and basis of converting shares in the Merger shall be as follows:

                                   ARTICLE I

                                   THE MERGER

  (a) Subject to and in accordance with the provisions of this Agreement, Articles of Merger shall be executed by Edison and Merging Corp. and filed in the Office of the Secretary of State of Illinois as provided in Sections 11.25(a) and 1.10 of the Act.

  (b) The Merger shall become effective at the time ("Effective Time") the Secretary of State of Illinois issues a Certificate of Merger in accordance with Sections 11.25(b) and 11.40 of the Act.

  (c) At the Effective Time, Merging Corp. shall be merged with and into Edison, Edison shall be and is designated as the surviving corporation and shall continue its corporate existence under the laws of the State of Illinois and the separate existence of Merging Corp. shall cease (Edison and Merging Corp. are referred to herein as the "Constituent Corporations" and Edison, the corporation designated as the surviving corporation, is referred to herein as the "Surviving Corporation").

  (d) Prior to and after the Effective Time, Edison and Merging Corp., respectively, shall take all such action as may be necessary or appropriate in order (i) to effect the Merger, and (ii) thereafter to carry out the purposes of this Agreement to vest in the Surviving Corporation all the rights, privileges, immunities and franchises, as of a public or a private nature, of each Constituent Corporation; and all property, real, personal and mixed, and all debts and all choses in action, and all and every other interest, of or belonging to or due to, each Constituent Corporation, and the officers and Directors of each Constituent Corporation as of the Effective Time shall take all such action.

                                   ARTICLE II

                         TERMS OF CONVERSION OF SHARES

  At the Effective Time:

    (a) Each share of Edison Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon, and without the surrender of the stock certificate therefor or any other action on the part of the holder thereof, be changed and converted into one fully paid and nonassessable share of Holding Company Common Stock;

    (b) The shares of Edison Prior Preferred Stock, if any, and Edison Preferred Stock and Edison Preference Stock issued and outstanding immediately prior to the Effective Time shall not be changed, converted or otherwise affected by the Merger, and each such share shall continue to be issued and outstanding and to be one fully paid and nonassessable share of the particular series of Edison Prior Preferred Stock, Edison Preferred Stock or Edison Preference Stock of the Surviving Corporation;

    (c) The shares of Merging Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into the number of shares of Edison Common Stock issued and outstanding immediately prior to the Effective Time, which shall thereupon be issued and fully paid and nonassessable shares of the Surviving Corporation;

    (d) Each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and all rights in respect thereof shall cease; and

    (e) As provided in the Supplemental Agreement, (i) the Edison Employe Savings and Investment Plan, 1993 Long-Term Incentive Plan, Employe Stock Purchase Plan and Dividend Reinvestment and Stock Purchase Plan (collectively the "Plans") will be amended to provide for the delivery of Holding Company Common Stock instead of Edison Common Stock thereunder; each right to acquire shares of Edison Common Stock, including, without limitation, rights (including stock options) to acquire Edison Common Stock pursuant to any of the Plans, granted and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to acquire the same number of shares of Holding Company Common Stock at the same price per share, and upon the same terms and subject to the same conditions as were applicable immediately prior to the Effective Time under the relevant right; and (ii) Holding Company shall reserve such number of shares of Holding Company Common Stock for purposes of the Plans as is equal to the number of shares of Edison Common Stock so reserved as of the Effective Time.

                                  ARTICLE III

                     ARTICLES OF INCORPORATION AND BY-LAWS

  (a) From and after the Effective Time, and until thereafter amended as provided by law, the Restated Articles of Incorporation of Edison as in effect immediately prior to the Effective Time shall be and continue to be the Restated Articles of Incorporation of the Surviving Corporation.

  (b) From and after the Effective Time, the By-Laws of Edison as in effect immediately prior to the Effective Time shall be and continue to be the By-Laws of the Surviving Corporation until amended.

                                   ARTICLE IV

                             DIRECTORS AND OFFICERS

  The persons who are Directors and officers of Edison immediately prior to the Effective Time shall continue as Directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the By-Laws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the By-Laws of the Surviving Corporation.

                                   ARTICLE V

                               STOCK CERTIFICATES

  Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Edison Common Stock may, but shall not be required, to surrender the same to Holding Company for cancellation and exchange or transfer, and each such holder or transferee thereof will be entitled to receive a certificate or certificates representing the same number of shares of Holding Company Common Stock as the number of shares of Edison Common Stock previously represented by the stock certificate or certificates surrendered. Until so surrendered for cancellation and exchange or transfer, each outstanding certificate which, prior to the Effective Time, represented shares of Edison Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holding Company Common Stock as though such surrender for cancellation and exchange or transfer thereof had taken place. The stock transfer books for Edison Common Stock shall be deemed to be closed at the Effective Time, and no transfer of shares of Edison Common Stock outstanding immediately prior to the Effective Time shall thereafter be made on such books. Following the Effective Time, the holders of certificates representing Edison Common Stock outstanding immediately before the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of Edison Common Stock shall have been converted in the Merger.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the satisfaction of the following conditions:

    (a) The Merger shall have received such approval of the shareholders of each Constituent Corporation entitled to vote thereon as is required by the Act and the Articles of Incorporation of each Constituent Corporation.

    (b) There shall have been obtained either a ruling of the Internal Revenue Service satisfactory to the Board of Directors of Edison and its counsel, or an opinion of counsel satisfactory to the Board of Directors of Edison, with respect to the tax consequences of the Merger and other transactions incident thereto.

    (c) The Holding Company Common Stock to be issued and to be reserved for issuance as a result of the Merger shall have been approved for listing, upon official notice of issuance, by the New York, Chicago and Pacific Stock Exchanges.

    (d) A registration statement or registration statements relating to the shares of Holding Company Common Stock to be issued or reserved for issuance as a result of the Merger, shall be effective under the Securities Act of 1933, as amended, and shall not be the subject of any "stop order."

    (e) Edison shall have received all consents, approvals and legal opinions in form and substance satisfactory to Edison, that are necessary or appropriate for the consummation of the Merger and all other transactions contemplated thereby.

    (f) There shall be no litigation, proceedings or actions pending or threatened concerning the Merger which in the judgment of the Board of Directors of Edison renders consummation of the Merger inadvisable.

                                  ARTICLE VII

                       AMENDMENT, WAIVER AND TERMINATION

  (a) Edison and Merging Corp. by mutual consent of their respective Boards of Directors may amend, modify or supplement this Agreement or waive any condition set forth in Article VI hereof in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the shareholders of Edison, but not after the time that the Articles of Merger are filed with the Illinois Secretary of State ("Filing Time"); provided, however, that no such amendment, modification, supplement or waiver shall, in the sole judgment of the Board of Directors of Edison, materially and adversely affect the rights of the shareholders of Edison.

  (b) Consummation of the Merger may be deferred by the Board of Directors of Edison or any authorized officer of Edison for a reasonable period of time if said Board or officer determines such deferral would be in the best interest of Edison or its shareholders.

  (c) This Agreement may be terminated and the Merger and other transactions herein provided for abandoned at any time prior to the Filing Time, whether before or after approval of this Agreement by the shareholders of Edison, by action of the Board of Directors of Edison if said Board of Directors determines for any reason that the consummation of the transactions herein provided for would for any reason be inadvisable or not in the best interests of Edison or its shareholders.

                                  ARTICLE VIII

                                 MISCELLANEOUS

  (a) This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

  (b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

  IN WITNESS WHEREOF, Edison and Merging Corp., pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused this Agreement and Plan of Merger to be executed by its Chairman of the Board, its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries.

                                          Commonwealth Edison Company

                                              /s/ James J. O'Connor
                                          By __________________________________
                                             James J. O'Connor
                                             Chairman

         /s/ David A. Scholz
Attest: _____________________________
        David A. Scholz
        Secretary

                                          CECo Merging Corporation

                                              /s/ James J. O'Connor
                                          By __________________________________
                                             James J. O'Connor
                                             Chairman

         /s/ David A. Scholz
Attest: _____________________________
        David A. Scholz
        Secretary

                                   EXHIBIT B

                             SUPPLEMENTAL AGREEMENT

  THIS SUPPLEMENTAL AGREEMENT ("Agreement") is dated as of January 28, 1994, between Commonwealth Edison Company, an Illinois corporation ("Edison"), CECo Holding Company, an Illinois corporation ("Holding Company") and CECo Merging Corporation, an Illinois corporation ("Merging Corp.").

                                   WITNESSETH

  WHEREAS, Edison has an authorized capitalization consisting of:

    (i) 250,000,000 shares of Common Stock, par value $12.50 per share ("Edison Common Stock"), of which 213,765,354 shares were issued and outstanding at January 21, 1994;

    (ii) 850,000 shares of Prior Preferred Stock, par value $100 per share, none of which were issued and outstanding at January 21, 1994;

    (iii) 285,806 shares of $1.425 Convertible Preferred Stock, without par value ("Edison Preferred Stock"), of which 285,806 shares were issued and outstanding at January 21, 1994; Edison Preferred Stock is convertible into Edison Common Stock at the rate of 1.02 shares of Edison Common Stock for each share of Edison Preferred Stock, subject to future adjustment; and

    (iv) 13,789,839 shares of Preference Stock, without par value, of which 13,789,839 shares were issued and outstanding at January 21, 1994; and

  WHEREAS, Merging Corp. has an authorized capitalization consisting of 100 shares of Common Stock, without par value ("Merging Corp. Common Stock"), all of which are issued and outstanding and owned beneficially and of record by Holding Company; and

  WHEREAS, Holding Company has an authorized capitalization consisting of 400,000,000 shares of Common Stock, without par value ("Holding Company Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by Edison; and

  WHEREAS, the Boards of Directors of Edison, Merging Corp. and Holding Company, deem it advisable for Merging Corp. to merge with and into Edison ("Merger") in accordance with the Illinois Business Corporation Act of 1983, as amended ("Act"), and the Agreement and Plan of Merger dated as of January 28, 1994 ("Merger Agreement"), between Edison and Merging Corp. in which they have agreed to merge.

  NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, Edison and Merging Corp. agree that Merging Corp. shall merge with and into Edison, Edison shall be the corporation surviving the Merger and the terms and conditions of the Merger, the mode of carrying it into effect and the manner and basis of converting shares in the Merger shall be as set forth in the Merger Agreement.

                                   ARTICLE I

                         TERMS OF CONVERSION OF SHARES

  At the time that the Merger becomes effective ("Effective Time"):

    (a) Each share of Edison Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon, and without the surrender of the stock certificate therefor or any other action on the part of the holder thereof, be changed and converted into one fully paid and nonassessable share of Holding Company Common Stock;

    (b) The shares of Merging Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into the number of shares of Edison Common Stock issued and outstanding immediately prior to the Effective Time, which shall thereupon be issued and fully paid and nonassessable shares of Edison Common Stock;

    (c) Each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled, retired, and revert to an authorized but unissued share of Holding Company Common Stock, all rights in respect thereof shall cease, and the accounts of Holding Company shall be reduced by the $1,000 of capital and surplus applicable to such shares;

    (d) Holding Company shall deliver shares of Holding Company Common Stock pursuant to the Edison Employe Savings and Investment Plan, 1993 Long-Term Incentive Plan, Employe Stock Purchase Plan and Dividend Reinvestment and Common Stock Purchase Plan (collectively the "Plans"). Each right to purchase shares of Edison Common Stock, including, without limitation, rights (including stock options) to acquire Edison Common Stock pursuant to any of the Plans, granted and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to acquire the same number of shares of Holding Company Common Stock at the same price per share, and upon the same terms and subject to the same conditions as were applicable immediately prior to the Effective Time under the relevant right; and

    (e) Holding Company shall reserve such number of shares of Holding Company Common Stock for purposes of the Plans as is equal to the number of shares of Edison Common Stock so reserved as of the Effective Time.

                                   ARTICLE II

                                   DIRECTORS

  The persons who are Directors of Edison immediately prior to the Effective Time shall at the Effective Time become Directors of Holding Company, and shall continue to hold office as provided in the By-Laws of Holding Company, and if, at or following the Effective Time, a vacancy shall exist in the Board of Directors of Holding Company, such vacancy may be filled in the manner provided in the By-Laws of Holding Company.

                                  ARTICLE III

                               STOCK CERTIFICATES

  Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Edison Common Stock may, but shall not be required, to surrender the same to Holding Company for cancellation and exchange or transfer, and each such holder or transferee thereof will be entitled to receive a certificate or certificates representing the same number of shares of Holding Company Common Stock as the number of shares of Edison Common Stock previously represented by the stock certificate or certificates so surrendered. Until so surrendered for cancellation and exchange or transfer, each outstanding certificate which, prior to the Effective Time, represented shares of Edison Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holding Company Common Stock as though such surrender for cancellation and exchange or transfer thereof had taken place.

                                   ARTICLE IV

                                 MISCELLANEOUS

  (a) This Agreement may be terminated and the transactions herein provided for and the Merger abandoned at any time, whether before or after approval of the Merger Agreement by the shareholders of Edison, by action of the Board of Directors of Edison if said Board of Directors determines for any reason that the consummation of the transactions herein provided for would for any reason be inadvisable or not in the best interests of Edison or its shareholders.

  (b) The Merger Agreement shall not be amended by Edison and Merging Corp. without the written consent of Holding Company.

  (c) This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

  (d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

  IN WITNESS WHEREOF, Edison, Holding Company and Merging Corp., pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused this Supplemental Agreement to be executed by its Chairman of the Board, its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries.

                                          Commonwealth Edison Company

                                              /s/ James J. O'Connor
                                          By __________________________________
                                             James J. O'Connor
                                             Chairman

         /s/ David A. Scholz
Attest: _____________________________
        David A. Scholz
        Secretary

                                          CECo Holding Company

                                              /s/ James J. O'Connor
                                          By __________________________________
                                             James J. O'Connor
                                             Chairman

         /s/ David A. Scholz
Attest: _____________________________
        David A. Scholz
        Secretary

                                          CECo Merging Corporation

                                              /s/ James J. O'Connor
                                          By __________________________________
                                             James J. O'Connor
                                             Chairman

         /s/ David A. Scholz
Attest: _____________________________
        David A. Scholz
        Secretary

                                   EXHIBIT C

                              CECO HOLDING COMPANY
                           ARTICLES OF INCORPORATION

ARTICLE ONE   The name of the corporation is CECo Holding Company

ARTICLE TWO   The name and address of the registered agent and its registered office are:

              Registered Agent:
                             David A. Scholz

              Registered Office:
                             10 South Dearborn Street
                             Post Office Box 767
                             Chicago, Illinois 60690-0767
                             Cook County

ARTICLE THREE The purpose or purposes for which the corporation is organized are to transact any or all lawful businesses for which corporations may be incorporated under the Business Corporation Act of 1983, as amended from time to time.

ARTICLE FOUR  Paragraph 1. The number of shares which the corporation is authorized to issue is 400,000,000 shares of Common Stock, without par value.

              Paragraph 2. Initially, the corporation proposes to issue 100 shares of Common Stock for an aggregate consideration of $1,000.

              Paragraph 3. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote and to cumulative voting in all elections of directors by vote of shareholders.

ARTICLE FIVE  Paragraph 1. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section
              8.65 of the Business Corporation Act of the State of Illinois, or (iv) for any transaction from which the director derived an improper personal benefit. If the Business Corporation Act of the State of Illinois is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director of the corporation shall be eliminated or limited to the full extent permitted by the Business Corporation Act of the State of Illinois, as so amended. Any repeal or modification of this Paragraph 1 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

              Paragraph 2. Each person who is or was or had agreed to become a director or officer of the corporation, and each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the corporation as an employe or agent of the corporation or as a director, officer, employe, or agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the corporation to the full extent permitted by the Business Corporation Act of the State of Illinois or any other applicable laws as presently or hereafter in effect. Without limiting the generality of the foregoing, the corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Paragraph 2. Any repeal or modification of this Paragraph 2 shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE SIX   The undersigned incorporator hereby declares, under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.

                                   EXHIBIT D

              PROVISIONS OF THE ILLINOIS BUSINESS CORPORATION ACT
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

SECTION 11.65. RIGHT TO DISSENT.

  (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if

      (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or

      (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2) consummation of sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) alters or abolishes a preferential right of such shares;

      (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

      (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of Directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
  Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

  (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

  (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights. Amended by P.A. 85-1269, eff. Jan. 1, 1989.

SECTION 11.70. PROCEDURE TO DISSENT.

  (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

  (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

  (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

  (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

  (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

  (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

  (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision of the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

  (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

  (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection
(g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

    (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

    (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

  (j) As used in this Section:

    (1) "Fair Value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporation action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Certain provisions of the Illinois Business Corporation Act of 1983, as amended, provide that the Registrant may, and in some circumstances must, indemnify the Directors and officers of the Registrant and of each subsidiary company against liabilities and expenses incurred by such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute. The Registrant's Articles of Incorporation and By-Laws provide that the Registrant will indemnify its Directors and officers, and may indemnify any person serving as director or officer of another business entity at the Registrant's request, to the extent permitted by the statute.

  The Registrant maintains liability insurance policies which indemnify the Registrant's Directors and officers, the Directors and officers of subsidiaries of the Registrant, and the trustees of the Service Annuity Funds, against loss arising from claims by reason of their legal liability for acts as such Directors, officers or trustees, subject to limitations and conditions as set forth in the policies. Among other limitations, the primary policy states that no coverage is provided for loss representing "amounts which are deemed uninsurable under the law pursuant to which this policy shall be construed".

  The Registrant indemnifies assistant officers and certain other employes against liabilities and expenses incurred by reason of acts performed in connection with the operations of the various employe benefit systems of the Registrant and its subsidiaries.

ITEM 21. EXHIBITS.

  The following exhibits are filed herewith:

      EXHIBIT
      NUMBER                    DESCRIPTION OF DOCUMENT
      -------                   -----------------------
      2(a)     Agreement and Plan of Merger (attached as Exhibit A).
      2(b)     Supplemental Agreement (attached as Exhibit B).
      3(a)     Articles of Incorporation of CECo Holding Company (at-
                tached as Exhibit C).
      3(b)     By-Laws of CECo Holding Company.*
      4        Rights of CECo Holding Company Common Shareholders (in-
                cluded in 3(a)).
      5        Opinion re Legality of Sidley & Austin.
      8        Opinion re Tax Matters of Sidley & Austin.*
     23(a)     Consent of Sidley & Austin (included in (5)).
     23(b)     Consent of Experts.
     99(a)     Form of Proxy/Direction.
     99(b)     Consents of Persons to be Directors of CECo Holding Com-
                pany at the Effective Time of the Merger.*

- --------

*Previously filed.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) To remove from registration by means of a post-effective amendment any shares of Holding Company Common Stock which are not issued in the Merger.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS ON MARCH 14, 1994.

                                          CECo HOLDING COMPANY

                                                 /s/ James J. O'Connor
                                          By: _________________________________
                                                     James J. O'Connor
                                                         Chairman

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED, ON MARCH 14, 1994.

SIGNATURE AND TITLE


      /s/ James J. O'Connor                     /s/ Samuel K. Skinner
- -------------------------------------     -------------------------------------
          James J. O'Connor                         Samuel K. Skinner
        Chairman and Director                    President and Director
    (principal executive officer)

       /s/ John C. Bukovski                      /s/ Roger F. Kovack
- -------------------------------------     -------------------------------------
          John C. Bukovski                           Roger F. Kovack
           Vice President                              Comptroller
    (principal financial officer)            (principal accounting officer)

                                 EXHIBIT INDEX

  The following exhibits are filed herewith.

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
     ------- ------------------------------------------------------------------
      2(a)   Agreement and Plan of Merger (attached as Exhibit A).
      2(b)   Supplemental Agreement (attached as Exhibit B).
      3(a)   Articles of Incorporation of CECo Holding Company (attached as
              Exhibit C).
      3(b)   By-Laws of CECo Holding Company.*
      4      Rights of CECo Holding Company Common Shareholders (included in
              3(a)).
      5      Opinion re Legality of Sidley & Austin.
      8      Opinion re Tax Matters of Sidley & Austin.*
     23(a)   Consent of Sidley & Austin (included in (5)).
     23(b)   Consent of Experts.
     99(a)   Form of Proxy/Direction.
     99(b)   Consents of Persons to be Directors of CECo Holding Company at the
              Effective Time of the Merger.*

- --------

*Previously filed.

                             GRAPHICS APPENDIX LIST


    PHOTOS OF THE DIRECTORS AND NOMINEES FOR DIRECTORS APPEAR TO THE LEFT OF EACH RESPECTIVE NAME ON PAGES 12, 13 AND 14.